UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HARVEST NATURAL RESOURCES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PROXY STATEMENT

HARVEST NATURAL RESOURCES, INC.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(281) 899-5700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m., Central Daylight Time, Thursday, June 27, 2013

PLACE	Harvest Natural Resources, Inc. 1177 Enclave Parkway Suite 300 Houston, Texas 77077

ITEMS OF BUSINESS

(1)     To elect seven directors;

(2)     To ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our auditors for fiscal year 2013;

(3)     To hold a non-binding, advisory vote on the compensation of the Company’s management;

(4)     To approve amendments that increase the number of shares of common stock available for issuance under our 2010 Long Term Incentive Plan by 1,025,000 and increase the number of shares that may be granted for certain awards, and

(5)     To consider such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on Friday, May 17, 2013.

VOTING BY PROXY	Please submit the proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the internet, (2) by telephone or (3) by mail. For specific instructions, please refer to the Questions and Information beginning on page 57 of this proxy statement and the instructions on the proxy card.

STOCKHOLDER LISTING	A list of our stockholders as of Friday, May 17, 2013, will be available for inspection by our stockholders at the Company’s headquarters, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, during the ten days immediately preceding the date of the Annual Meeting.

By Order of the Board of Directors

JAMES A. EDMISTON
President and Chief Executive Officer

This proxy statement and accompanying proxy card are being distributed on or about May 23, 2013.

2013 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

The Board of Directors (the “Board”) of Harvest Natural Resources, Inc. (“Harvest” or the “Company”) is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on June 27, 2013, and soliciting your proxy with respect to the meeting. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, corporate governance, our Board and its committees, information on the compensation of directors, a discussion and analysis of our compensation program for our executives, information on the compensation paid to our named executive officers and certain other required information. Our 2012 Annual Report to Stockholders is being mailed to you simultaneously with this proxy statement.

There are four proposals scheduled to be voted on at the meeting:

•	The election of seven directors;

•	The ratification of the appointment of our independent registered public accounting firm;

•	The non-binding, advisory vote on the compensation of the Company’s management; and

•

The approval of amendments that increase the number of shares of common stock available for issuance under our 2010 Long Term Incentive Plan by 1,025,000 and increase the number of shares that may be granted for certain awards.

In addition, we will consider such other business as may properly come before the meeting.

On or before May 23, 2013, we mailed to our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2012 annual report online.

CORPORATE GOVERNANCE

Corporate governance is part of our culture and a guiding principle in our behavior. The Board has adopted Guidelines for Corporate Governance, which require that independent directors comprise a majority of the Board and that the Chairman of the Board be elected from the independent directors. In addition, the Guidelines for Corporate Governance require that each standing committee of the Board be comprised solely of independent directors. Other matters included in the Guidelines for Corporate Governance are Board and director responsibilities, director qualifications, operation of the Board, director compensation, the operation and responsibilities of Board committees and management responsibilities.

The Board has also adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Board last amended the Code of Business Conduct and Ethics in December 2010. The Board has not granted any waivers to the Code of Business Conduct and Ethics.

The Guidelines for Corporate Governance, the Code of Business Conduct and Ethics and the charters of all the Board committees are accessible on our website under the Corporate Governance section at http://www.harvestnr.com. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website.

Board of Directors

General

Our Board is comprised of seven members.

During 2012, the Board held 12 regularly-scheduled and special meetings. The average attendance in 2012 of all directors at Board and committee meetings was 98 percent. None of our directors attended fewer than 93 percent of the aggregate number of the meetings of the committees on which he serves.

The non-management directors of the Board meet in regularly-scheduled executive sessions without a member of Company management present. The presiding director at all of these meetings is our Chairman of the Board. Each year the Board conducts a self-evaluation as a means to determine its effectiveness.

Leadership Structure

As prescribed by our Bylaws, the Chairman of the Board has the power to preside over all meetings of the Board. Our Board has selected Mr. Stephen D. Chesebro’ to serve as Chairman of the Board. Mr. Chesebro’ has served in this capacity since 2001. The Board has determined that this structure is appropriate for the Company as it allows our Chief Executive Officer (“CEO”) to focus on his position as an advocate for management’s perspective with regard to the Company’s goals while ensuring that the Board, and therefore the Company, is steered by an objective, independent guide. Additionally, the Board believes that this structure fosters dialogue and debate among the directors.

Risk Oversight

The Board considers oversight of the Company’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic, political and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management and risk mitigation strategies. Following its discussion of these reports, the Board may offer guidance and suggestions to management, but generally will defer to management to implement any risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role.

Part of the Audit Committee’s responsibilities, as set forth in its charter, is to discuss with management the major financial risk exposures faced by the Company and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, management identifies for the Audit Committee the material business risks for the Company and identifies the Company’s internal controls that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Director Independence

Of our seven directors standing for re-election, six have been affirmatively determined by the Board to be independent, including our non-executive Chairman of the Board. The directors our Board has determined to be independent are Stephen D. Chesebro’, Dr. Igor Effimoff, H. H. Hardee, Robert E. Irelan, Patrick M. Murray and J. Michael Stinson. The Board’s determination of independence is based upon the standards set forth in its Guidelines for Corporate Governance, which may be found under the Corporate Governance section on our website at http://www.harvestnr.com. The Guidelines for Corporate Governance include the New York Stock Exchange independence standards. In making its determination of independence, the Board took into account responses of the directors to questions concerning their employment history, compensation, affiliations and family and other relationships.

Communications with the Board

Stockholders and other individuals may contact our Chairman of the Board, or other independent non-management directors, individually or as a group, for any reason, including to make complaints regarding our accounting, internal accounting controls or auditing matters. The Board may be contacted by mail at our principal executive offices or at our website through an e-mail link under the Corporate Governance section at http://www.harvestnr.com. All of the independent directors have approved a process for collecting, organizing and relaying stockholder communications.

Attendance at Annual Meeting of Stockholders

It is the policy of the Board that, to the extent possible, all directors attend the annual meeting of stockholders. All directors on the Board at the time of the 2012 Annual Meeting of the Stockholders attended the meeting.

Board Committees

The Board has three standing committees: (1) Audit, (2) Human Resources and (3) Nominating and Corporate Governance. The membership at the conclusion of 2012 and the function of each committee are described below.

Name of Director	Audit	Human Resources	Nominating and Corporate Governance
Stephen D. Chesebro’			X
James A. Edmiston
Igor Effimoff	X	X
H. H. Hardee	X		X
Robert E. Irelan		X
Patrick M. Murray	X		X
J. Michael Stinson	X	X

Number of Meetings in 2012	8	7	4

X = Committee member

The Audit Committee

The Audit Committee assists the Board in its oversight of:

•	our accounting and financial reporting policies and practices;

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications, independence and objectivity;

•	the performance of our internal audit function and our independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements.

The Audit Committee acts as a liaison between our independent registered public accounting firm and the Board, and it has the sole authority to appoint or replace the independent registered public accounting firm and to approve any non-audit relationship with the independent registered public accounting firm. Our internal auditor and the independent registered public accounting firm report directly to the Audit Committee.

Our Audit Committee has established procedures for our employees or consultants to make a confidential, anonymous complaint or raise a concern over accounting, internal accounting controls or auditing matters concerning us or any of our companies and is responsible for the proper implementation of such procedures. The Audit Committee is also responsible for understanding and assessing our processes and policies for communications with stockholders, institutional investors, analysts and brokers.

The Audit Committee has access to our records and employees, and has the sole authority to retain independent legal, accounting or other advisors for committee matters. We will provide appropriate funding for the payment of the independent registered public accounting firm and any advisors employed by the Audit Committee.

The Audit Committee makes regular reports to the Board. Each year the Audit Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

The Board has determined that each member of the Audit Committee meets the independence standards of the Securities and Exchange Commission’s (“SEC”) requirements, the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has further determined that each member of the Audit Committee is financially literate and that Mr. Murray qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of SEC Regulation S-K. Information on the relevant experience of Mr. Murray is set forth in the discussion below under Proposal No. 1.

The Audit Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).

The Human Resources Committee

The primary responsibilities of the Human Resources Committee are to:

•	annually review the performance of the CEO and make recommendations to the Board on all elements of his compensation;

•	annually review the compensation of the Board and make recommendations to the Board on compensation;

•	review and assess succession and business continuity planning;

•	establish and recommend to the Board all elements of executive compensation;

•	make recommendations to the Board with respect to incentive and equity compensation plans;

•	review and monitor overall compensation and benefit plans, and human resources policies and procedures; and

•	review and discuss with management the compensation discussion and analysis in our proxy statement.

The Human Resources Committee has the sole authority to retain a consulting firm to assist and advise on committee matters, including the evaluation of director, CEO, officer and employee compensation. In 2012, the Human Resources Committee engaged Frost Human Resource Consulting as its consulting firm on executive and director compensation to benchmark our executive officer compensation levels with similar positions in our industry peer group.

Executive and director compensation is reviewed at least annually by the Human Resources Committee. The Human Resources Committee makes all decisions regarding the compensation of our executive officers, including base salary, performance-based incentive awards and long-term incentive stock awards. Those decisions are submitted to the Board for approval. The Human Resources Committee also makes all decisions on director compensation and submits those decisions to the Board for approval. The compensation consultant to the Human Resources Committee, if requested, makes recommendations as to the form and amount of executive and director compensation. Our CEO makes separate recommendations to the Human Resources Committee on the form and amount of executive compensation for other executive officers. See the “Compensation Discussion and Analysis” section of this proxy statement for information regarding the Human Resources Committee’s processes and procedures for considering and determining executive compensation.

Each year the Human Resources Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

The Board has determined that each member of the Human Resources Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance.

The Human Resources Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).

Human Resources Committee Interlocks and Insider Participation

None of the members of the Board’s Human Resources Committee is or has been an officer or employee of the Company or has a relationship requiring disclosure under Item 404(a) of SEC Regulation S-K. No executive officer of the Company serves on the compensation committee or serves as a director of another entity where an executive officer of that entity also serves on the Human Resources Committee or on the Board.

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are to:

•	develop the criteria and procedures for the identification and recruitment of candidates for election to serve as directors who will promote the best interest of the stockholders;

•	review qualifications and recommend director candidates to the Board, including those recommended by our stockholders, to be nominated for election by the stockholders or to fill any vacancy;

•	recommend directors to serve on and chair Board committees;

•	evaluate annually the performance of the Board; and

•	develop and recommend guidelines for corporate governance and a code of business conduct and ethics applicable to all of our directors, officers and employees.

Each year the Nominating and Corporate Governance Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

The Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance.

The Nominating and Corporate Governance Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).

The Nominating and Corporate Governance Committee will consider nominations for director proposed by our stockholders if such nominations are submitted within the time limits and in the manner prescribed by applicable rule, law and the Company Bylaws. To be timely, a stockholder’s nomination for director must be delivered to or mailed and received by the Secretary of the Company at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2014 annual meeting, would be no later than March 29, 2014). A stockholder’s nomination of a director to the Secretary shall (a) identify the nominee or nominees and provide a brief description of their business experience and background, (b) the name and address of the stockholder as they appear on our books, (c) the class and number of shares that are beneficially owned by such stockholder, (d) any material relationship between the nominee(s) and the stockholder and the Company and (e) contact information of the nominee(s) for follow-up information requests by the Board. In addition, if the stockholder’s ownership of our shares, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice. Please see page 60 for additional information on submitting stockholder proposals.

Under the Board’s Guidelines for Corporate Governance, at least a majority of our directors must be independent, and individuals who are more than seventy-two years old or serve on the board of more than three other publicly-held companies are not eligible to serve on the Board.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of members of the Board. Factors the Nominating and Corporate Governance Committee shall consider in identifying and evaluating director nominees include:

•	High personal and professional ethics, integrity and values;

•	Collective breadth of experience in matters such as:

•	international operations,

•	the energy business,

•	board membership,

•	service as the chief executive or operating officer in a publicly-held company, and

•	auditing, accounting, finance or banking;

•	Independence in fact and intellectually;

•	An interest and the availability of time to be involved with the Company and employees over a sustained period; and

•	The ability and willingness to objectively appraise management and Board performance in the interests of the stockholders.

The Board and the Nominating and Corporate Governance Committee do not have a formal diversity policy. The Board and the Nominating and Corporate Governance Committee consider candidates that will make the board as a whole reflective of a range of talents, skills, diversity and expertise.

In considering these factors, no distinction is drawn between nominees recruited by or for the Board and nominees recommended by stockholders.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing the size, composition and organization of the Board and recommending to the Board policies, changes and other action it deems advisable. During 2012, the Nominating and Corporate Governance Committee considered adding additional Board members, but determined not to do so.

Director Compensation

Our philosophy in determining director compensation is to align compensation with the long-term interests of the stockholders, adequately compensate the directors for their time and effort and establish an overall compensation package that will attract and retain qualified directors. In determining overall director compensation, we seek to strike the right balance between the cash and stock components of director compensation. The Board’s policy is that the directors should hold equity ownership in the Company and that a portion of the director fees should consist of Company equity in the form of restricted stock and stock grants. The Board also believes that directors should develop a meaningful equity position over time and has adopted stock retention guidelines applicable to all directors. These guidelines state directors must retain (i) at least 50 percent of the shares of restricted stock granted to them for at least three years after the restriction lapses and (ii) at least 50 percent of the net shares of stock received through the exercise of an option or stock appreciation right must be retained by a director for at least three years after the exercise date.

Our retainer and meeting fee schedule remained the same in 2012 as it was in 2011, 2010 and 2009. Each non-employee director of the Company received cash compensation as follows:

•	An annual Board retainer of $40,000, plus travel and related expenses;

•	A meeting fee of $1,500 for each board or committee meeting attended;

•

An annual committee retainer of $20,000 for serving as committee chair of the Audit Committee, $15,000 for serving as committee chair of the Human Resources Committee and $10,000 for serving as committee chair of the Nominating and Corporate Governance Committee; and

•	A fee of $1,500 per day for attending business meetings on our behalf in the member’s capacity as a director that requires out of town travel or a substantial commitment of time.

Our director compensation includes additional compensation for the non-executive Chairman of the Board in recognition of the significant added responsibilities and time commitments of that position. In addition to his compensation as a director, he receives a retainer of $120,000 a year; this 2012 retainer remained the same as the retainer in 2011 and 2010.

Under the Harvest Natural Resources 2010 Long Term Incentive Plan, directors are eligible to receive restricted stock, restricted stock units (RSU), stock options and stock appreciation rights (SAR) grants. In May 2012, the Board approved an RSU award of up to $100,000 in value for each director.

The following table sets forth the cash and other compensation paid to the non-employee members of our Board of Directors in 2012.

Name	Fees Earned or Paid in Cash ($)		Non-Equity Incentive Plan Compensation ($)(7)	Total ($)

Stephen D. Chesebro’	$203,750	(1)	$99,840	$303,950

Igor Effimoff	79,000	(2)	99,840	178,840

H. H. Hardee	82,000	(3)	99,840	181,840

Robert E. Irelan	89,500	(4)	99,840	189,340

Patrick M. Murray	105,000	(5)	99,840	204,840

J. Michael Stinson	82,000	(6)	99,840	181,840

(1)	Includes $4,500 in business meeting fees and $6,000 for travel day.
(2)	Includes $1,500 for travel days.
(3)	Includes $4,500 in business meeting fees and $1,500 for travel days.
(4)	Includes $1,500 in business meeting fees and $4,500 for travel days.
(5)	Includes $3,000 in business meeting fees and $4,500 for travel days.
(6)	Includes $1,500 for travel days.
(7)	The amounts included in this column represent the aggregate grant date fair value of the grant of 19,500 deferred shares granted to each of our non-employee directors on May 17, 2012. As of December 31, 2012, each of the non-employee directors had aggregate outstanding deferred shares as follows: Mr. Chesebro’ — 19,500; Dr. Effimoff — 19,500; Mr. Hardee — 19,500; Mr. Irelan — 19,500; Mr. Murray — 19,500; and Mr. Stinson — 19,500.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are seven nominees for election to our Board of Directors this year. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

In particular, with regard to Messrs. Chesebro’, Edmiston, Irelan and Stinson and Dr. Effimoff, the Nominating and Corporate Governance Committee considered their strong backgrounds in the oil and gas sector, believing that their individual experiences at management levels with large multinational corporations engaged in oil and gas exploration and production are invaluable in evaluating the performance of management and other aspects of the Company. The Nominating and Corporate Governance Committee considered Mr. Murray’s individual experiences at management levels with large multinational corporations engaged in oil and gas services as a valuable complement to the experiences of the other directors. Additionally, the Nominating and Corporate Governance Committee considered the engineering education and experiences of Messrs. Chesebro’, Edmiston, Stinson and Irelan and Dr. Effimoff important to understand the goals and challenges of the Company and to effectively advise the direction of the Company in the oil and gas industry. With respect to Messrs. Hardee and Murray, the Nominating and Corporate Governance Committee considered their significant experience, expertise and background with regard to financials and financial and accounting matters and business management. The Nominating and Corporate Governance Committee also considered the broad perspective brought by Mr. Hardee’s and Dr. Effimoff’s experiences in consulting to clients and, with respect to Messrs. Hardee and Murray, serving in directorships in many diverse industries. The Nominating and Corporate Governance Committee also considered the many years of experience with the Company and in the industry represented by Mr. Edmiston, our CEO. Additionally, with respect to Messrs. Chesebro’, Edmiston, Irelan, Murray and Stinson and Dr. Effimoff, the Nominating and Corporate Governance Committee considered their experience in international business vital to the Company’s global strategy. With respect to Mr. Stinson, the Nominating and Corporate Governance Committee believes that his experience in governmental relations on an international level provides valuable insight to assist management in establishing and maintaining their relationships with foreign governments, which is a primary focus of the Company.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES.

Stephen D. Chesebro’ Appointed Director in October 2000 Age 71	Mr. Chesebro’ has served as the Chairman of the Board of
Harvest Natural Resources, Inc. since 2001. From December
1998 until he retired in 1999, he served as President and Chief
Executive Officer of PennzEnergy, the independent oil and gas exploration and production company that was formerly a
business unit of Pennzoil Company. From February 1997 to
December 1997, Mr. Chesebro’ served as Group Vice President
– Oil and Gas and from December 1997 until December 1998
he served as President and Chief Operating Officer of Pennzoil
Company, an integrated oil and gas company. From 1993 to
1996, Mr. Chesebro’ was Chairman and Chief Executive
Officer of Tenneco Energy. Tenneco Energy was part of
Tenneco, Inc., a worldwide corporation that owned diversified holdings in six major industries. Mr. Chesebro’ is an advisory director to Preng & Associates, an executive search consulting firm. In 1964, Mr. Chesebro’ graduated from the Colorado
School of Mines. He was awarded the school’s Distinguished
Achievement Medal in 1991 and received his honorary
doctorate from the institution in 1998. He currently

serves on the school’s visiting committee for petroleum engineering, and is a member of the Colorado School of Mines Foundation Board of Governors. In 1994, Mr. Chesebro’ was the first American awarded the H. E. Jones London Medal by the Institution of Gas Engineers, a British professional association. Since December 2005, he has served as the President of the Chesebro’ Foundation, Inc., a private charitable foundation incorporated in Delaware.

James A. Edmiston Elected Director in May 2005 Age 53	Mr. Edmiston was elected President and Chief Executive
Officer of Harvest Natural Resources, Inc. on October 1, 2005.
He joined the Company as Executive Vice President and Chief
Operating Officer on September 1, 2004. Prior to joining
Harvest, Mr. Edmiston was with Conoco and ConocoPhillips
for 22 years in various management positions including
President, Dubai Petroleum Company (2002-2004), a
ConocoPhillips affiliate company in the United Arab Emirates and General Manager, Petrozuata, C.A., in Puerto La Cruz,
Venezuela (1999-2001). Prior to 1999, Mr. Edmiston also
served as Vice President and General Manager of Conoco
Russia and then as Asset Manager of Conoco’s South Texas
Lobo Trend gas operations. Mr. Edmiston earned a Bachelor of
Science degree in Petroleum Engineering from the Texas Tech
University and a Masters of Business Administration from the
Fuqua School of Business at Duke University. Mr. Edmiston
was inducted into the Petroleum Engineering Academy and was
recognized as a Distinguished Engineer by the Texas Tech
College of Engineering in 2009. Mr. Edmiston is a Member of
the Society of Petroleum Engineers.

Dr. Igor Effimoff Appointed Director in February 2008 Age 67	Dr. Igor Effimoff is founder and principal of a firm which provides upstream and midstream consulting services since 2005. From 2002 until 2005 he was Chief Operating Officer for Teton Petroleum Company. Between 1996 and 2001, he was President of Pennzoil Caspian Corporation, managing their interests in the Caspian Region. Between 1994 and 1996 he was the Chief Executive Officer of Larmag Energy, NV, a privately held Dutch oil and gas production company with its primary assets in the Caspian Sea. He has served in senior executive roles with Ashland Exploration Inc., Zilkha Energy Company and Kriti Exploration, Inc. Dr. Effimoff has authored numerous technical and business articles. He is a member of American Association of Petroleum Geology, the Society of Petroleum Engineers, the Society of Exploration Geophysicists and the Geological Society of America. Dr. Effimoff served on the audit and compensation committees of TrueStar Petroleum Corporation in 2007. He currently serves on the board of IPC Oil and Gas Holdings Ltd. He has a Doctorate in Geology from the University of Cincinnati and completed the Harvard Advanced Management Program.

H. H. Hardee Appointed Director in October 2000 Age 58	Mr. Hardee is a Senior Vice President—Financial Advisor with RBC Wealth Management, since 1994. From 1991 through 1994, Mr. Hardee was a Senior Vice President with Kidder Peabody. From 1977 through 1991, Mr. Hardee was a Senior Vice President at Rotan Mosle/Paine Webber Inc. Mr. Hardee was named as one of America’s best financial advisors for 2009, 2010, 2011 and 2012 by Barron’s financial newspaper and by Reuters AdvicePoint. Furthermore, Mr. Hardee has been recognized by NABCAP, the National Association of Board Certified Advisory Practices, as a Premier Wealth Advisor. He currently advises/manages over $400 million in assets. Mr. Hardee’s expertise is advising high net worth individuals and small to mid-sized corporations.

Mr. Hardee is a former director of the Bank of Almeda and Gamma Biologicals. He is also a former limited partner and advisory director of the Houston Rockets of the National Basketball Association. Mr. Hardee has a finance degree from the McCombs School of Business at the University of Texas. He has earned an Accredited Wealth Management designation through the Estate and Wealth Strategies Institute of Michigan State University. Mr. Hardee is a National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Robert E. Irelan Appointed Director in February 2008 Age 66	Mr. Irelan has over 37 years of experience in the oil and gas industry. He retired from Occidental Petroleum as Executive
Vice President of Worldwide Operations in April 2004, having started there in 1998. Prior to Occidental Petroleum, Mr. Irelan held various positions at Conoco, Inc., from 1967 until
1998. Upon his retirement he opened his own company, Naleri
Investments LLC. He also partnered in several entrepreneurial ventures including Rapid Retail Solutions LLC, BISS Product
Development LLC and All About Baby LLC. Mr. Irelan earned
his Professional Engineering degree in Petroleum Engineering from Colorado School of Mines. He also has advanced studies
in Mineral Economics. He was awarded the Distinguished
Achievement Award from the school in 1998.

Patrick M. Murray Appointed Director in October 2000 Age 70	In 2007, Mr. Murray retired from Dresser, Inc. He had been the Chairman of the Board and Chief Executive Officer since 2004. Dresser, Inc. is an energy infrastructure and oilfield products and services company. From 2000 until becoming Chairman of the Board, Mr. Murray served as President and Chief Executive Officer of Dresser, Inc. Mr. Murray was President of Halliburton Company’s Dresser Equipment Group, Inc.; Vice President, Strategic Initiatives of Dresser Industries, Inc.; and Vice President, Operations of Dresser, Inc. from 1996 to 2000. Mr. Murray has also served as the President of Sperry-Sun Drilling Services from 1988 through 1996. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and served in a variety of increasingly senior management positions. Mr. Murray currently serves on the board and audit committee of Precision Drilling Corporation, a publicly-held contract drilling company. Mr. Murray is also on the board of the World Affairs Council of Dallas Fort Worth. He is on the board of advisors for White Deer Energy, the Maguire Energy Institute at the Edwin L. Cox School of Business, Southern Methodist University, and a member of the Board of Regents of Seton Hall University. Mr. Murray holds a B.S. degree in Accounting and a Master of Business Administration from Seton Hall University. He served for two years in the U.S. Army as a commissioned officer.

J. Michael Stinson Appointed Director in November 2005 Age 69	From September 2006 to December 2011, Mr. Stinson was Chairman of TORP Terminal LP, the U.S. unit of a Norwegian LNG technology company. From 2004 until November of 2009, he served as a director of Enventure Global Technology, Inc., an oil equipment company, most recently as the Chairman of their Audit and Finance Committee. From January 2005 until November 2009, he was Chairman of the Board of Paulsson Geophysical Services, Inc., a vertical seismic profiling technology company. From February through August 2004, Mr. Stinson served with the U.S. Department of Defense and the Coalition Provisional Authority as Senior Advisor to the Iraqi Ministry of Oil. From 1965 to 2003, Mr. Stinson was with Conoco and ConocoPhillips in a number of assignments in operations and management. His last position at ConocoPhillips was as Senior Vice President, Government Affairs in which he was responsible for government relations with particular emphasis on developing and facilitating international business development opportunities in various countries. Previous positions included Senior Vice President – Business Development, Vice President – Exploration and Production, Chairman and Managing Director of Conoco (UK) Limited, Vice President/General Manager of International Production for Europe, Africa and the Far East, and President and Managing Director of Conoco Norway, Inc. Mr. Stinson earned a Bachelor of Science degree in Industrial Engineering from Texas Tech University and a Masters of Business Administration from Arizona State University. He is a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2013.

If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, we are providing our stockholders with an advisory (non-binding) vote on executive compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. We expect that the next such advisory vote will be held at our annual meeting in 2015.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we believe our compensation philosophy and program is designed to attract, motivate and retain key employees by providing competitive total compensation. The Human Resources Committee has structured our executive compensation program to achieve the following key objectives:

•	Offer total compensation that is competitive with companies with which we compete for talent;

•	Provide annual cash incentive awards that take into account performance goals;

•	Align the interests of executive officers and directors with stockholder value creation; and

•	Provide incentives to executives for achieving corporate goals.

We encourage stockholders to read the “Compensation Discussion and Analysis” beginning on page 33 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve these compensation objectives, as well as the Summary Compensation Table and other detailed information on the compensation of our named executive officers, starting on page 46.

The Human Resources Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

Accordingly, and as a matter of good corporate governance, we are asking our stockholders to vote for the following advisory resolution at the 2013 annual meeting of stockholders:

RESOLVED, that the stockholders of Harvest Natural Resources, Inc. (the “Company”) approve the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 annual stockholders meeting.

Because your vote is advisory, it will not be binding upon the Company or the Board of Directors. This means it will not overrule any decision by the Company or the Board of Directors, create or change any fiduciary duties of the Company, the Board of Directors or its Human Resources Committee, or create, reverse or nullify any legal obligation of the Company. However, the Board and the Human Resources Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Required Vote

A majority of the votes cast is required to approve this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THIS PROPOSAL 3.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2012

	Column (a)	Column (b)	Column (c)	Column (d)
	# Of Securities To Be Issued Upon Exercise Of Outstanding Options And Rights	Weighted Average Exercise Price Of Outstanding Options and Rights(3)	Weighted Average Remaining Life	# Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)(4)

Equity compensation plans approved by Security Holders	3,771,632	$9.63	2.6	85,006

Equity compensation plans not approved by Security Holders(1)	125,000	$9.41	2.2	—

Stock Appreciation Right (SAR)(2)	932,202	$4.99	4.2	—

TOTAL	4,828,834			85,006

A description of our equity compensation plans is included in our Form 10-K filed May 2, 2013, Part IV, Item 15, Notes to the Consolidated Financial Statements, Note 9 – Stock-Based Compensation and Stock Purchase Plans.

(1)

Options were issued to new hire employees as employment inducement grants under a New York Stock Exchange (“NYSE”) exception. These options were granted from 2007 through 2012 between $5.85 and $10.25 and vest ratably over three years from the grant date. At December 31, 2012, a total of 125,000 options were issued and outstanding as inducement grants, which are included in the table above, and 106,667 of these options were exercisable. This compensation plan was not approved by security holders.

(2)

A SAR is a right to receive on the Exercise Date, after vesting thereof, for each share of stock underlying the SAR with respect to which the SAR is exercised, an amount equal to the excess of (a) the Fair Market Value of one share of the stock on the Exercise Date over (b) 100 percent of the Fair Market Value of one share of the stock determined as of the Grant Date (the SAR Exercise Price). The grant date for the 2009 SARS was June 18, 2009 and the exercise price is $4.595 per share. The 2009 SARs vest one-third each year beginning on June 18, 2012 and expire after seven years on June 18, 2016. The grant date for the 2012 SARS was May 17, 2012 and the exercise price is $5.12 per share. The 2012 SARs vest one-third each year beginning on May 17, 2013 and expire after five years on May 17, 2017. At the sole discretion of the Company, a SAR may be settled in cash or with shares of the underlying stock from an approved plan that allows the payment of a SAR in the medium of stock. This compensation plan was not approved by security holders.

(3)	This reflects the weighted average exercise of the stock options and SARs listed in column (a).
(4)	Securities remaining available for future issuances from the following plans are:

2004 Long-Term Incentive Plan	45,000	Issuable only as Options
2006 Long-Term Incentive Plan	40,000	Issuable only as Options
2010 Long-Term Incentive Plan	6	Issuable as Options or Full Value Award

	85,006

In addition to the outstanding options and SARs listed above, there are a total of 284,750 shares of restricted stock awards that were granted under all plans that are outstanding as of December 31, 2012. Of these full value awards, 280,750 shares were granted under equity plans approved by security holders. There were 4,000 shares awarded as inducement grants and not approved by security holders.

A “ stock unit “ is a right to receive on the Payment Date, after vesting thereof, a cash amount equal to the Fair Market Value of one share of the stock on the Payment Date. At December 31, 2012, the Company had 530,006 stock units outstanding. Stock units were granted on June 18, 2009 and vest one-third each year beginning June 18, 2012. Stock units were also granted to employees on May 17, 2012 and vest on May 17, 2015. Stock units granted to directors on May 17, 2012 vest on May 17, 2013. At the sole discretion of the Company, a stock unit may be settled in cash or with shares of the underlying stock from an approved plan that allows the payment of the stock unit in the medium of stock. This compensation plan was not approved by security holders.

PROPOSAL NO. 4

APPROVAL OF AMENDMENTS THAT INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER OUR 2010 LONG TERM INCENTIVE PLAN BY 1,025,000 AND INCREASE THE NUMBER OF SHARES THAT MAY BE GRANTED FOR CERTAIN AWARDS

On March 27, 2013, our Board approved, subject to the approval of the Company’s stockholders, certain amendments to the Company’s 2010 Long Term Incentive Plan (the “2010 Plan”). The amendments (1) increase the number of shares that may be granted during the life of the 2010 Plan by 1,025,000 shares and (2) increase the number of shares that may be granted under the 2010 Plan in the form of Full Value Awards or ISOs. Under this Proposal 4, the Company’s stockholders are being asked to approve these amendments. If Proposal 4 is not approved by the Company’s stockholders, the Company will continue to operate the 2010 Plan pursuant to its current provisions.

Purposes of the 2010 Plan

The 2010 Plan was adopted by the Board and approved by the Company’s stockholders in 2010 as an integral part of the Company’s compensation program. The purpose of the 2010 Plan is to provide incentive opportunities for directors, key employees and key consultants, and to align their personal financial interest with the interests of the Company’s stockholders.

Reasons for and Purpose of the Increase in Shares Available for Grant

In 2010, we positioned the Company to focus on a broadened exploration and development strategy. The Company has taken decisive action to recruit top management talent, control costs, and expand opportunities to grow the business. Our management team as well as key employees for our U.S. and Far East Operations, bring years of experience and knowhow to the Company and they are essential to our long term success.

The Company has historically used stock options as the primarily vehicle for long term incentive compensation. Currently, the Company has only 85,006 shares available to grant within its long term incentive plans (2004, 2006 and 2010) which limits our ability to provide competitive long term compensation.

The Board believes that the proposed amendment to the 2010 Plan will assist us in retaining the directors, officers, and key employees necessary to continue to operate and manage the Company’s remaining operations and motivating them to exert their best efforts on behalf of the Company. The increase in the number of shares available for awards will also ensure that we are able to attract future key employees vital to implementing our future strategy. In addition, we expect that the proposed amendment will further align the interests of the directors, officers, and key employees with that of the stockholders.

As of May 17, 2013, options to purchase 1,124,300 shares of the Company’s common stock and 254,900 restricted shares were outstanding under the 2010 Plan and 6 shares of the Company’s common stock remained available for grants under the 2010 Plan. As of May 17, 2013, a total of 45,000 shares remained available for grant under the 2006 plan and a total of 40,000 shares remained available for grant under the 2004 plan.

The Company is asking stockholders now to increase the number of shares available for grants under the 2010 Plan to a modest level that the Company believes will, on the basis of current assumptions, ensure that enough shares remain available for anticipated issuances under the 2010 Plan until May 31, 2014.

The amendment would increase the number of shares that may be granted during the life of the 2010 Plan by 1,025,000 shares.

Reasons for and Purpose of the Increase in the Number of Shares That May Be Granted in Certain Awards

Currently, under the 2010 Plan the number of shares that may be granted in the form of Full Value Awards is limited to 500,000 and the number of shares that may be granted in the form ISOs is 1,700,000. The Board believes that the proposed amendments to increase the number of shares that may be granted under the 2010 Plan in the form of Full Value Awards or ISOs will assist us in retaining the directors, officers, and key employees necessary to continue to operate and manage the Company’s remaining operations and motivating them to exert their best efforts on behalf of the Company. The increase in the number of shares available for such awards will also ensure that we are able to attract future key employees vital to implementing our future strategy. In addition, we expect that the proposed amendment will further align the interests of the directors, officers, and key employees with that of the stockholders.

FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AMENDMENTS THAT INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER OUR 2010 LONG TERM INCENTIVE PLAN BY 1,025,000 AND INCREASE THE NUMBER OF SHARES THAT MAY BE GRANTED FOR CERTAIN AWARDS.

2010 Plan Highlights

Some of the highlights of the 2010 Plan include:

•	The 2010 Plan is administered by the Human Resources Committee, which is comprised solely of independent directors.

•

The total amount of equity awards in the form of options, stock appreciation rights or full value awards over the remaining life of this amended 2010 Plan is capped at 1,025,006 shares (1,025,000 new shares and 6 shares currently available to grant). Under this amendment no more than 200,000 of the additional 1,025,000 shares may be granted as full value awards.

•	The exercise price of options may not be less than the fair market value of the common stock of the Company on the date of grant.

•	The grant price of stock appreciation rights may not be less than fair market value of the common stock of the Company on the date of grant.

•	No more than one third of options or stock appreciation rights under any grant may vest in any one year.

•

Full value awards to employees and consultants are subject to a minimum three year restriction period. Generally, the vesting and transferability restrictions applicable to full value awards granted to a director will lapse on first anniversary of the date of grant of the award, provided that he is still a director on such date.

•	In addition to other vesting requirements, the Human Resources Committee may condition vesting on the achievement of established performance goals.

•

Without approval of the stockholders, the 2010 Plan prohibits direct or indirect repricing, replacing or regranting options or stock appreciation rights (other than for recapitalizations, stock splits and similar events) or making any material changes to the 2010 Plan.

In addition, the Board has adopted Stock Retention Guidelines applicable to any awards of stock options, stock appreciation rights paid in stock or full value awards under the 2010 Plan. For a discussion of the Stock Retention Guidelines and other guidelines used by the Board in making grants of stock options, stock appreciation rights and full value awards, see page 33 of the Compensation Discussion and Analysis.

Amendment of the 2010 Plan Description

Specifically, under this Proposal 4, the Company’s stockholders are being asked to approve amendments to Sections 4.2(a), (b) and (c) of the 2010 Plan such that the provisions would provide in their entirety as follows:

4.2 Dedicated Shares; Maximum Awards.

(a) The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 2,725,000.

(b) The aggregate number of shares of Stock with respect to which Full Value Awards (awards of Stock under the Plan which are not Options or SARs) may be granted under the Plan is 700,000.

(c) The aggregate number of shares of Stock with respect to which ISOs may be granted under the Plan is 2,725,000.

Vote Required to Approve the Amendment to the 2010 Plan

Under our bylaws, the affirmative vote of the majority of the shares of common stock present or represented at the meeting and entitled to vote on the matter is required for the approval of the amendments to the 2010 Plan. Accordingly, for purposes of approval under our bylaws, shares abstaining and broker non-votes will have no effect on voting on this proposal. However, for this proposal, the New York Stock Exchange requires not only the approval of a majority of the votes cast on the proposal, but also that the total votes cast on the proposal represent over 50% in interest of all of our common stock outstanding as of the record date. Accordingly, for purposes of approval under applicable rules of the New York Stock Exchange, an abstention would be treated as a vote cast against the proposal and a broker non-vote would not affect the determination of whether a majority of votes were cast to approve the proposal and would also not be counted towards the determination of whether over 50% in interest of all of our common stock outstanding as of the record date was represented by the votes cast.

Summary of the 2010 Plan

The following is a summary of the material terms of the 2010 Plan as proposed to be amended by Proposal 4 and is qualified in its entirety by reference to the 2010 Plan. The description of the 2010 Plan contained herein is not intended to be complete and is qualified in its entirety by reference to the complete text of the 2010 Plan. If our stockholders do not approve Proposal 4, the Company will continue to operate the 2010 Plan pursuant to its current provisions.

Purpose

The 2010 Plan is intended to advance the best interests of the Company, its affiliates and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company or its affiliates.

Term

The 2010 Plan became effective upon stockholder approval and will continue indefinitely until it is terminated. However, no ISOs may be granted under the 2010 Plan on or after the tenth anniversary of the effective date of the 2010 Plan. The 2010 was approved by our stockholders on May 20, 2010.

Administration

The Human Resources Committee is responsible for administering the 2010 Plan and has the discretionary power to interpret the terms and intent of the 2010 Plan and any 2010 Plan-related documentation, to determine eligibility for awards and the terms and conditions of awards, and to adopt rules, regulations, forms, instruments, and guidelines. Determinations of the Human Resources Committee made under the 2010 Plan are final and binding. The Human Resources Committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents, or advisors. The Human Resources Committee may also delegate to one or more Company officers the power to designate other employees (other than officers subject to Section 16 of the Securities Exchange Act of 1934, as amended) and third party service providers to be recipients of awards.

Eligibility

Employees and directors of the Company and its subsidiaries who are selected by the Human Resources Committee are eligible to receive awards under the 2010 Plan. There are currently approximately thirty one (31) employees and six (6) directors eligible to receive awards under the 2010 Plan. Consultants who, in the judgment of the Human Resources Committee, may make key contributions to the profitability and growth of the Company are also eligible to receive awards under the 2010 Plan.

Plan Share Limits

The maximum number of shares of common stock issuable under the 2010 Plan, without giving effect to the amendments contemplated by Proposal 4, is 1,700,000 shares, of which no more than 500,000 can be granted as awards other than stock options or SARs that are settled by the issuance of shares of Company stock.

Shares which terminate by expiration, forfeiture, cancellation, or otherwise, are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant.

Participant Award Limits

The 2010 Plan also imposes annual per-participant award limits for employees and executives. The annual per-participant limits are as follows:

Award(s)	Annual Limit
Stock Options and SARs	1,000,000 shares
Full Value Awards (Restricted Stock, Restricted Stock Units, and Performance Awards)	1,000,000 shares
Cash Awards in the form of Performance Awards or other Cash Based Awards	$5,000,000, determined as of the date of grant

The number and kind of shares that may be issued, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual per-participant award limits, and other value determinations are subject to adjustment by the Human Resources Committee to reflect stock dividends, stock splits, reverse stock splits, and other corporate events or transactions, including without limitation, distributions of stock or property other than normal cash dividends. The Human Resources Committee may also make adjustments to reflect unusual or nonrecurring events.

Burn Rate

The Company has followed a responsible approach to equity based compensation in the past. As shown in the following table, the Company’s three year annual adjusted burn rate is 3.17%, well below the ISS burn rate cap of 4.57%.

	Stock Options & SARs Granted(1)	Full Value Restricted Stock and RSUs Granted(2)	Weighted Average Common Shares Outstanding for FY	Adjusted Burn Rate(3)	Traditional Burn Rate(4)
2012	1,158,500	388,000	37,424,125	4.65%	4.14%
2011	498,500	181,050	34,117,229	2.26%	2.00%
2010	477,000	259,500	33,541,383	2.59%	2.20%
	Three Year Average Burn Rate			3.17%	2.78%

(1)	In 2012, 707,202 SARs are included in the total granted. SARs are cash settled and may be stock settled if shares are available under a stockholder approved plan. As a result, we have included them in our burn rate calculation.
(2)	In 2012, 388,000 RSUs were granted. RSUs are also cash settled and may be stock settled if shares are available under a stockholder approved plan. As a result, we have included these in our burn rate calculation.
(3)	The adjusted burn rate reflects that ISS considers full value awards to be more valuable than stock options or SARs. The adjustment is based on the Company’s annual stock price volatility, such that one full value award will count at 1.5 options shares.
(4)	The traditional burn rate formula is calculated by adding the stock options, SARs and full value awards and dividing by the weighted average common shares outstanding.

Types of Awards

The 2010 Plan provides that the Human Resources Committee may grant awards of various types, each of which will be evidenced by an award agreement. A description of each of the types of awards follows.

Stock Options

The Human Resources Committee may grant both incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”) under the 2010 Plan. Eligibility for ISOs is limited to employees of the Company and its subsidiaries.

The exercise price for options cannot be less than 100% of the fair market value of the Company’s common stock on the date the option is granted. The price for shares under an ISO may not be less than 110% of the fair market value of the Company’s common stock on the date the ISO is granted if the recipient holds more than 10% of the Company’s outstanding common stock on such date. “Fair market value” under the 2010 Plan is calculated as the closing price at which the Company’s common stock has been sold on the applicable date as reported by the New York Stock Exchange Composite Transactions. The Human Resources Committee will determine the period during which an option may be exercised, provided that the latest expiration date cannot be later than the fifth anniversary of the date of grant. In the case of an ISO granted to a recipient who holds more than 10% of the Company’s outstanding common stock on such grant date, the ISO will expire on the fifth anniversary of the date the ISO is granted.

The exercise price may be paid with cash or its equivalent, with previously acquired shares of common stock of the Company, or by other means approved by the Human Resources Committee, including by means of a broker-assisted exercise.

Stock Appreciation Rights

The Human Resources Committee may grant stock appreciation rights (“SARs”) under the 2010 Plan either alone or in tandem with stock options. The grant price of a freestanding SAR cannot be less than the fair market value of the common stock on the date of grant. The grant price of a SAR granted in tandem with a stock option will be the same as the option price of the tandem option. The Human Resources Committee will determine the period during which a SAR may be exercised, provided that SARs cannot be exercised later than the fifth anniversary of the date of grant.

Freestanding SARs may be exercised on such terms as the Human Resources Committee determines and tandem SARs may be exercised by relinquishing the related portion of the tandem option. Upon exercise of a SAR, the holder will receive from the Company shares of common stock, cash, or a combination of shares and cash, as determined by the Human Resources Committee, equal in value to the difference between the fair market value of the common stock subject to the SAR, determined as described above, and the grant price.

Restricted Stock and Restricted Stock Units

The Human Resources Committee may award restricted stock and restricted stock units. Restricted stock awards consist of shares of the Company’s common stock that are transferred to the participant subject to restrictions that may result in forfeiture of the recipient’s rights to the transferred common stock if specified conditions are not satisfied.

Restricted stock unit awards are awards whose value is determined with reference to a shares of the Company’s common stock. The value of each restricted stock unit will be equal to the fair market value of the Company’s common stock. At the time of grant, the recipient of the restricted stock unit award does not receive a transfer of shares of the Company’s common stock. After the recipient’s rights under the restricted stock unit award vests, the recipient will be entitled to payment under the award which may be paid in cash or shares of the Company’s common stock.

A holder of restricted stock is treated as a current stockholder and is entitled to dividend and voting rights, whereas the holder of a restricted stock unit award is treated as a stockholder with respect to the award only when, and if, shares of common stock are delivered under the award in the future. The Human Resources Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Performance Awards

The Human Resources Committee may grant performance awards subject to the fulfillment of conditions and the attainment of performance goals over such periods as the Human Resources Committee determines in writing and sets forth in a written award agreement between the Company and the participant; provided however, that the performance period for any performance award will not be less than one year. A committee comprised solely of “outside directors” under section 162(m) of the Internal Revenue Code must grant performance awards, and “Committee” as used in this section shall mean this committee.

Performance awards may be either performance shares or performance units. Performance shares are similar to restricted stock awards, except that vesting of the award is determined by reference to an acceptable performance criteria. Performance units are similar to restricted stock units and are unfunded bookkeeping entries generally having initial values equal to the fair market value of a share of the Company’s common stock determined on the grant date. Performance awards specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within the predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock or a combination thereof.

Prior to the start of the applicable performance period, or as permitted pursuant to Section 162(m) of the Internal Revenue Code, the Committee establishes one or more performance goals applicable to the award. Performance goals are based on the attainment of specified target levels with respect to one or more selected measures of business or financial performance. The performance goals may vary from participant to participant, group to group, and period to period. The performance goals for performance unit and performance share awards and any other awards granted under the Plan that are intended to constitute “qualified performance-based compensation” will be based upon, but not limited to, one or more of the following:

•	Reserve additions;

•	Production and production growth;

•	Earnings per share;

•	Total stockholder return;

•	Cash return on capitalization;

•	Increased revenue;

•	Revenue ratios (per employee);

•	Net income;

•	Stock price;

•	Return on equity;

•	Return on assets;

•	Return on capital;

•	Return on capital compared to cost of capital;

•	Return on capital employed;

•	Return on invested capital;

•	Stockholder value;

•	Net cash flow;

•	Operating income;

•	Earnings before interest and taxes;

•	Cash flow from operations; and

•	Cost reductions.

The Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in ASC 225-20 Extraordinary and Unusual Items and/or in management’s discussion of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Committee has the discretion to adjust these awards downward. In addition, the Committee has the discretion to make awards that do not qualify as performance-based compensation. Generally, awards may be paid in the form of cash, shares of common stock, or in any combination, as determined by the Committee.

Substitution Awards

The Human Resources Committee may grant awards under the 2010 Plan in substitution for stock options and other awards held by employees and directors of other entities who are about to become employees or affiliated with the Company or any of its affiliates, or whose employer or corporation with respect to which it provides services is about to become an affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary of the Company. The terms and conditions of such substitute awards may vary from the requirements in the 2010 Plan to the extent the Board deems appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted.

Cash-Based Awards

The Human Resources Committee may grant cash-based awards. The terms and conditions, including whether the vesting of such awards is dependent upon the achievement of specific performance goals, of each cash-based award shall be determined by the Human Resources Committee. Payment under any cash-based award will be made in cash.

Other Stock-Based Awards

The Human Resources Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted stock, restricted stock units, or performance shares. The terms and conditions of each other stock-based award shall be determined by the Human Resources Committee. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Human Resources Committee.

Nonemployee Director Awards

The 2010 Plan can also be used to grant equity awards to nonemployee directors, so that they too will develop a sense of proprietorship and personal involvement in the development and financial success of the Company and so that their interests will be more aligned with those of the Company’s stockholders.

Nonemployee directors can be granted any of the awards available under the 2010 Plan, except incentive stock options which are only available for employees. The Board shall from time to time determine the nature and number of awards to be granted to nonemployee directors.

Adjustments and Other Amendment Provisions

Termination of Employment

The Human Resources Committee will determine how each award will be treated following termination of the holder’s employment with or service for the Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable.

Treatment of Awards upon a Change of Control and Related Transactions

The existence of outstanding awards under the 2010 Plan will not affect in any way the Company’s right or power, or the right or power of the Company’s stockholders, to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Company’s common stock or stock rights, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

The Company’s issuance of stock of any class or series, or securities convertible into, or exchangeable for, stock of any class or series, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion or exchange of stock or obligations of the Company convertible into, or exchangeable for, stock or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number or price of shares of the Company’s common stock then subject to outstanding options or other awards.

If the Company shall effect a capital readjustment or any increase or reduction of the number of shares of the Company’s common stock outstanding, without receiving compensation therefore in money, services or property, then:

(a) the number and per share price of the Company’s common stock subject to outstanding awards under the 2010 Plan shall be appropriately adjusted as to entitle a holder of an award under the 2010 Plan to receive upon exercise of the award, for the same aggregate cash consideration, the equivalent total number of the Company’s common stock the holder would have received had the holder exercised his or her award in full immediately prior to the event requiring the adjustment, and

(b) the number of the Company’s common stock then reserved to be issued under the 2010 Plan shall be adjusted.

If, while unexercised, awards remain outstanding under the 2010 Plan:

(a) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization),

(b) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company),

(c) the Company is to be dissolved, or

(d) the Company is a party to any other corporate transaction (as defined under Section 424(a) of the Internal Revenue Code and applicable Department of Treasury regulations) that is not described in clauses (a), (b) or (c) of this sentence (each such event is referred to herein as a “Corporate Change”), then, except as otherwise provided in an award agreement or other agreement between the holder of the award and the Company (provided that such exceptions shall not apply in the case of a reincorporation merger), or as a result of the Human Resources Committee’s effectuation of one or more of the alternatives described in the next paragraph below, there shall be no acceleration of the time at which any award then outstanding may be exercised.

No later than 10 days after the approval by the Company’s stockholders of such Corporate Change, the Human Resources Committee, acting in its sole and absolute discretion, shall act to effect one or more of the following alternatives, which may be effective no earlier than the date of such Corporate Change, which may vary among individual holders of awards granted under the 2010 Plan and which may vary among awards held by any individual holder of an award granted under the 2010 Plan:

(1) accelerate the time on or after a Corporate Change at which some or all of the awards then outstanding may be exercised, after which all such awards that remain unexercised and all rights of holders of awards thereunder shall terminate;

(2) require the mandatory surrender to the Company by all or selected holders of awards granted under the 2010 Plan of some or all of the then outstanding awards held by such holders as of a date, on or after such Corporate Change, in which event the Committee shall thereupon cancel such award and the Company shall pay to each such holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of the Company in connection with such Corporate Change over the exercise prices under such award for such shares;

(3) with respect to all or selected holders of awards granted under the 2010 Plan, have some or all of their then outstanding awards assumed or have a new award of a similar nature substituted for some or all of their then outstanding awards under the 2010 Plan by an entity which is a party to the transaction resulting in such Corporate Change and which is then employing such holder or which is affiliated or associated with such holder in the same or a substantially similar manner as the Company prior to the Corporate Change, or a parent or subsidiary of such entity, provided that (A) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the Company’s common stock subject to the award immediately after the assumption or substitution over the aggregate exercise price of such common stock is equal to the excess of the aggregate fair market value of all common stock subject to the award immediately before such assumption or substitution over the aggregate exercise price of such common stock, and (B) the assumed rights or the substituted rights will have the same terms and conditions as the rights under the existing award assumed or substituted for;

(4) provide that the number and class or series of common stock covered by an award shall be adjusted so that such award when exercised shall thereafter cover the number and class or series of common stock or other securities or other awards (including, without limitation, cash) to which the holder of such award would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the holder of such award had been the holder of record of the number of shares of the Company’s common stock then covered by such award; or

(5) make such adjustments to awards then outstanding as the Committee deems appropriate to reflect such Corporate Change.

If the Human Resources Committee chooses to effect one or more of the alternatives set out in paragraphs (3), (4) or (5) above, it may, in its sole and absolute discretion and without the consent or approval of any holder of an award granted under the 2010 Plan, accelerate the time at which some or all awards then outstanding may be exercised to a date on or after such Corporate Change. With respect to a reincorporation merger in which holders of the Company’s ordinary shares will receive one ordinary share of the successor corporation for each ordinary share of the Company, none of the alternatives set forth above shall apply and, without Human Resources Committee action, each award shall automatically convert into a similar award of the successor corporation exercisable for the same number of ordinary shares of the successor as the award was exercisable for ordinary shares of stock of the Company. In the event of changes in the Company’s outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any award and not otherwise provided for above, any outstanding award and any award agreements evidencing such award shall be subject to adjustment by the Human Resources Committee in its sole and absolute discretion as to the number and price of the Company’s common stock or other consideration subject to such award. In the event of any such change in the Company’s outstanding common stock, the aggregate number of shares of common stock available under the 2010 Plan may be appropriately adjusted by the Human Resources Committee.

After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each holder of a restricted stock or performance stock award granted under the 2010 Plan shall be entitled to have his award appropriately adjusted based on the manner in which the shares of the Company’s common stock were adjusted under the terms of the agreement of merger or consolidation.

Amendment of Awards or Plan and Adjustment of Awards

The Human Resources Committee may at any time alter, amend, modify, suspend, or terminate the 2010 Plan or any outstanding award in whole or in part. No amendment of the 2010 Plan will be made without stockholder approval if stockholder approval is required by law. No amendment to an award agreement may adversely affect the rights of any participant without his or her consent under an outstanding award, unless specifically provided for in the 2010 Plan.

Additional Provisions

Neither ISOs nor, except as the Human Resources Committee otherwise expressly determines, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an ISO and, except as the Human Resources Committee may determine, other non-transferable awards requiring exercise, may be exercised only by the recipient.

Notwithstanding any other provision in the Plan or an award agreement, if the Human Resources Committee finds by a majority vote that a holder committed certain “bad acts” then some or all of the holder’s awards and net proceeds realized with respect to any such awards, will be forfeited on such terms as determined by the Human Resources Committee. For purposes of this provision, “bad acts” include: (a) commission of fraud, embezzlement, theft, felony or an act of dishonesty in the course of employment by or affiliation with the Company or an affiliate which conduct damaged the Company or affiliate, (b) disclosure of trade secrets of the Company or an affiliate, or (c) violation of the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any affiliate to which the holder is a party.

If provided in the award agreement, a participant’s rights to an award may be subject to a participant agreeing to not compete with the Company or any of its subsidiaries, and to not solicit away the Company’s business or employees. In addition, participants may be subject to nondisclosure and nondisparagement requirements. A breach of these restrictions may result in cancellation of awards or the recovery by the Company of gain realized under an award.

If the Company pays the holder with stock, the holder will not have any rights as a stockholder with respect to stock covered by an option, a SAR, a restricted stock unit or a performance award until the stock is issued by the Company.

New Plan Benefits

The future benefits or amounts that would be received under the 2010 Plan by executive officers, nonemployee directors and nonexecutive officer employees are discretionary and are therefore not determinable at this time. In addition, the benefits or amounts that would have been received by or allocated to such persons for the last completed fiscal year if the Plan had been in effect cannot be determined.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of awards under the 2010 Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2010 Plan, nor does it cover state, local, or non-U.S. taxes.

The federal income tax consequences applicable to the Company in connection with awards under the 2010 Plan are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, a participant will generally recognize income with respect to grants of awards under the 2010 Plan as follows.

Incentive Stock Options.

When the Human Resources Committee grants an employee an Incentive Stock Option to purchase shares of Common Stock under the 2010 Plan, the employee will not be required to recognize any U.S. federal taxable income as a result of the grant or as a result of the employee’s exercise of the Incentive Stock Option; however, the difference between the exercise price and the fair market value of the shares of Common Stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of the shares acquired through exercise of an Incentive Stock Option (assuming such sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain (or loss) will be taxed as long term capital gain (or loss) and the Company will not be entitled to any deduction in connection with the sale (or the grant or exercise) of the Incentive Stock Option. With respect to a sale of shares that occurs after the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares.

However, if the employee sells the shares acquired upon exercise of an Incentive Stock Option before the later of (i) two years from the date of grant and (ii) one year from the date of exercise, the employee will be treated as having received, at the time of sale, compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction. The amount treated as compensation income is the excess of the fair market value of the shares at the time of exercise over the exercise price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long or short term capital gain, depending on how long such shares were held. With respect to a sale of shares that occurs before the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares and the compensation income reported at the time of sale of the shares.

Nonqualified Stock Options.

When the Human Resources Committee grants a Nonqualified Stock Option to purchase shares of Common Stock under the 2010 Plan, the recipient will not be required to recognize any U.S. federal taxable income as a result of the grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the Nonqualified Stock Option. Generally, the measure of the income will be equal to the difference between the fair market value of the shares of Common Stock acquired on the date the shares are acquired and the option price. The tax basis of the shares acquired on exercise of the Nonqualified Stock Option for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the Nonqualified Stock Option. The income reportable on exercise of the Nonqualified Stock Option by an employee is subject to federal tax withholding. Generally, the Company will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a Nonqualified Stock Option. Generally, the Company will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a Nonqualified Stock Option.

Stock Appreciation Rights.

The grant of a SAR under the 2010 Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for the Company at the time of grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the SAR. Generally, the measure of the income will be equal to the amount realized on exercise of the SAR. The income reportable on exercise of the SAR by an employee is subject to federal tax withholding. Generally, the Company will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a SAR.

Restricted Stock Awards.

The grant of a Restricted Stock Award under the 2010 Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for the Company, at the time of grant unless the recipient timely makes an election under section 83(b) of the Internal Revenue Code. Upon the expiration of the forfeiture restrictions applicable to the Restricted Stock Award (i.e., as the shares become vested), the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of those shares at that time over the amount (if any) the recipient paid for the shares. The income realized by an employee is subject to federal tax withholding. The Company will be entitled to a deduction in the amount and at the time the recipient recognizes income. If an election under Section 83(b) of the Internal Revenue Code has not been made, any dividends received with respect to any Restricted Stock Award that are not vested (i.e., the forfeiture restrictions have not yet lapsed) generally will be treated as compensation that is taxable as ordinary income to the recipient and the Company will be entitled to a corresponding deduction. With respect to any Restricted Stock Award that is vested (i.e., the forfeiture restrictions have lapsed), the recipient will be taxed on any dividends on such shares as the dividends are paid to the recipient and the Company will not be entitled to deductions with respect to the dividends.

If the recipient of the Restricted Stock Award makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the restricted shares awarded under the Restricted Stock Award, the recipient will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the recipient will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the individual paid, if any, for the shares of Common Stock.

Restricted Stock Unit Awards.

The grant of a restricted stock unit award under the 2010 Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for the Company at the time of grant. At the time a restricted stock unit award vests the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction. Generally, the measure of the income and deduction will be the excess of the fair market value of the Common Stock at the time the restricted stock unit is settled over the fair market value of the Common Stock at the time the restricted stock unit was granted.

Performance Stock and Performance Unit Awards.

Performance stock awards granted under the 2010 Plan generally have the same tax consequences as Restricted Stock Awards as discussed above (except that the compensation deduction limitation described below generally will not apply). A recipient of a performance unit award under the 2010 Plan generally will not realize U.S. federal taxable income at the time of grant of the award, and the Company will not be entitled to a deduction at that time with respect to the award. When the performance goals applicable to the performance unit award are attained and amounts are due under the award, the holder of the award will be treated as receiving compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction.

Cash-Based Awards and Other Stock-Based Awards.

The grant of a cash-based award under the 2010 Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for the Company at the time of grant. At the time a cash-based award is settled in cash, the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction. Generally the measure of the income and deduction will be the amount of cash received by the recipient of the award at the time the cash-based award is settled. Other stock-based awards granted under the 2010 Plan generally have the same tax consequences as restricted stock unit awards.

Compensation Deduction Limitation.

Under section 162(m) of the Internal Revenue Code, the Company’s federal income tax deductions for certain compensation paid to designated executives is limited to $1 million per year. These executives include the Company’s Chief Executive Officer and the next three highest compensated officers. Section 162(m) of the Internal Revenue Code provides an exception to this limitation for certain “performance based” compensation approved by a committee consisting solely of at least two “outside directors”. The Company believes that stock options, SARs and performance based awards granted under the 2010 Plan generally should qualify as performance based compensation for purposes of section 162(m) of the Internal Revenue Code.

Compliance with Section 409A.

Awards granted under the 2010 Plan shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of section 409A of the Internal Revenue Code and the Department of Treasury rules and regulations issued thereunder (collectively, “Section 409A”). If the Human Resources Committee determines that an award granted under the 2010 Plan, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the 2010 Plan would, if undertaken, cause a holder of an award to become subject to additional taxes under Section 409A, then unless the Human Resources Committee specifically provides otherwise, such award, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the 2010 Plan and/or award agreement for the award will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A to the extent determined appropriate by the

Human Resources Committee, in each case without the consent of or notice to holder of the award. The period of exercisability of an option or a SAR shall not be extended to the extent that such extension would subject holder of that option or SAR to additional taxes under Section 409A.

Other Information

The 2010 Plan became effective on May 20, 2010. The 2010 Plan shall continue indefinitely unless terminated sooner by the Human Resources Committee.

The 2010 Plan provides that an award may not be transferred except in the event of the employee’s death or unless otherwise required by law. Other terms and conditions of each award will be set forth in award agreements, which can be amended by the Human Resources Committee. Awards under the 2010 Plan may earn dividends or dividend equivalents, as determined by the Human Resources Committee.

It is presently intended that the 2010 Plan constitute an “unfunded” plan for incentive and deferred compensation.

On May 13, 2013, the closing price of the common stock as reported in The Wall Street Journal on the New York Stock Exchange-Composite Transactions was $2.94.

EXECUTIVE OFFICERS

The following table provides information regarding each of our executive officers.

Name	Age	Position

James A. Edmiston *	53	President and Chief Executive Officer

Stephen C. Haynes	56	Vice President, Finance, Chief Financial Officer and Treasurer

Keith L. Head	55	Vice President, General Counsel and Corporate Secretary

Karl L. Nesselrode	55	Vice President, Engineering & Business Development

Robert Speirs	57	Senior Vice President, Eastern Operations

*	See Mr. Edmiston’s biography on page 10.

Stephen C. Haynes has served as our Vice President, Chief Financial Officer and Treasurer since May 19, 2008. Mr. Haynes performed various financial consulting engagements from January 1, 2008 until his appointment with Harvest. Previously, he served as Chief Financial Officer for Cygnus Oil and Gas Corporation for the period February 1, 2006 through December 31, 2007. Before joining Cygnus, Mr. Haynes was the Corporate Controller with Carrizo Oil and Gas for the period January 1, 2005 through January 31, 2006. Mr. Haynes served as an independent consultant from March 2001 through end of 2004. From March 1990 through December 2000, Mr. Haynes served in a series of increasing responsibilities in international managerial and executive positions with British Gas, culminating in his appointments as Vice President-Finance of Atlantic LNG, a joint venture of British Gas and several industry partners in Trinidad and Tobago. Mr. Haynes is a Certified Public Accountant, holds a Master of Business Administration degree with a concentration in Finance from the University of Houston and a Bachelor of Business Administration degree in Accounting from Sam Houston State University. He also attended the Executive Development Program at Harvard University.

Keith L. Head has served as our Vice President, General Counsel and Corporate Secretary since May 7, 2007. He joined Texas Eastern upon graduation from law school and remained with the same organization through mergers with Panhandle Eastern, Duke Energy Corporation and Cinergy Corp. Mr. Head held various business development positions with Duke Energy Corporation from 1995 to 2001. His corporate development work included the identification, evaluation and negotiation of acquisitions in Latin America, North America and the United Kingdom. Mr. Head was Senior Vice President and General Counsel at Duke Energy North America from 2001 to 2004 and Associate General Counsel of Duke Energy Corporation from 2004 through December 2006. After leaving Duke Energy, Mr. Head joined Harvest in May 2007. He currently serves on two non-profit boards: MentorCONNECT and the Texas Accountants and Lawyers for the Arts. He is also a board member of the Houston chapter of The General Counsel Forum. Mr. Head holds a Bachelor of Science degree in Business Administration from the University of North Carolina. He received both a Juris Doctorate and Masters in Business Administration from the University of Texas in 1983.

Karl L. Nesselrode has served as Vice President, Engineering and Business Development of the Company since November 17, 2003. From August 9, 2007 to August 2, 2010, he accepted a long-term secondment to Petrodelta as its Operations and Technical Manager while remaining an officer of Harvest. From February 2002 until November 2003, Mr. Nesselrode was President of Reserve Insights, LLC, a strategy and management consulting company for oil and gas. He was employed with Anadarko Petroleum Corporation as Manager Minerals and Special Projects from July 2000 to February 2002. Mr. Nesselrode served in various managerial positions with Union Pacific Resources Company from August 1979 to July 2000. Mr. Nesselrode earned a Bachelor of Science in Petroleum Engineering from the University of Tulsa in 1979 and completed Harvard Business School Program for Management Development in 1995.

Robert Speirs has served as Senior Vice President, Eastern Operations since July of 2011. Prior to his promotion, his title had been Vice President, Eastern Operations since December 6, 2007. He joined Harvest in June 2006 as President and General Manager, Russia. Previously Mr. Speirs was President of Marathon Petroleum Russia and General Director of their wholly-owned subsidiary, KhantyMansciskNefte Gas Geologia from March 2004 through May 2006. Prior to joining Marathon, Mr. Speirs was Executive Vice President of YUKOS EP responsible for engineering and construction from June 2001. During both these periods, Mr. Speirs spent considerable time in West Siberia where he oversaw substantial increases in production at both companies. From November 1997 until March 2001, Mr. Speirs resided in Jakarta where he served as President of Premier Oil Indonesia. During this period, Premier was active in all phases of the Upstream business, culminating in the commissioning of the West Natuna Gas Project. Prior to 1997, Mr. Speirs was with Conoco for 21 years in various leadership positions in the US, UK, Russia, Indonesia, Singapore and Dubai, UAE. Mr. Speirs earned a Bachelor of Science degree with Honors in Engineering Science from the University of Edinburgh. He also attended the Executive Management Program at INSEAD.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Harvest’s Compensation Discussion and Analysis describes the Company’s compensation program for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement we refer to these individuals as “named executive officers.” They are James A. Edmiston, President and CEO; Stephen C. Haynes, Vice President, Chief Financial Officer and Treasurer; Robert Speirs, Senior Vice President – Eastern Operations; Karl L. Nesselrode, Vice President – Engineering & Business Development; and Keith L. Head, Vice President – General Counsel and Corporate Secretary.

Summary of Executive Compensation Decisions Made in 2012/2013

During 2012, our executive compensation decisions included:

•	Base salary increases of 1.8% for the CEO and averaging 3.3% for the other named executive officers were effective in March 2012;

•

In addition to individual performance objectives, the Human Resources Committee, which is a Committee of the Board that is responsible for establishing and recommending to the Board all elements of executive and Board compensation (the “HR Committee”), established Company annual incentive performance measures as follows:

•	Total Shareholder Return (weight 60%)

•	Reserve Additions/Production (weight 30%)

•	Social Responsibility and Governance (including safety) (weight 10%)

•

Annual cash incentive awards were paid in February 2013. The CEO received 137% of his target incentive and the other named executive officers also received an average of 137% of their target incentives. This reflects an increase in the annual incentive target for the named executives to 60% of base salary. Since 2008, we have been consistently low for this benchmark. This increase was approved at the February 2013 HR Committee meeting and effective for the 2012 incentive awards.

•	Long-term incentive awards were paid with approximately 30% restricted stock and 70% stock options valued at the closing stock price on May 17, 2012.

During 2013, our executive compensation decisions included:

•	Base salary increases of 3.5% for the CEO and averaging 3.5% for the other named executive officers were effective in March 2013.

Company Overview and Compensation Objectives

As a Company, our focus is on acquiring exploration, development, and producing properties in proven and active hydrocarbon systems. We operate from our Houston, Texas headquarters with regional/technical offices in the United Kingdom and Singapore and field offices in Jakarta, Indonesia; Port Gentil, Gabon; and Muscat, Oman.

In 2012, we achieved the following results:

•	Increased gross production in Venezuela to 13.2 million barrels of oil or an average of 36,979 barrels of oil per day, an increase of 14.7% over 2011;

•	Agreed third production phase with the Republic of Gabon to four years until May 2016.

•

Completed drilling of the Dussafu Tortue well in the fourth quarter of 2012 and announced an oil discovery of approximately 42 feet of pay in the Gamba formation and 123 feet of pay in the Dentale formation.

•	Received a four-year extension by the Indonesian government until January 2017 for the Budong Budong Block and agreed with our partner to assume operatorship of the block.

•	Maintained proved and probable (2P) reserve level from 2011, net of 2012 production.

•	Signed Sales Purchase Agreement with Pertamina, National Oil Company of Indonesia, which set the benchmark price for our Venezuelan Assets.

The following graphs highlight the Company results for 2012:

Note: Annual Net Production and Net Proved and Probable Reserves for 2010 include production and reserves from the Utah asset which were sold in 2011. (MBOE = Thousand Barrels of Oil Equivalent)

The HR Committee has the discretion to exercise their judgment in weighing the achievement of specific performance measures. For 2012, it considered total shareholder return, reserves, social responsibility/governance and safety as well as strategic individual objectives for the named executive officers. Total shareholder return (“TSR”) was up 22.9% in 2012 and the Company remained in the top quartile of its Peer Group over a three-year period from 2010—2012. Proved and probable reserves were down slightly by 4% from the prior year. We calculate TSR as year-end share price minus beginning year share price divided by beginning year share price. Annual net production in 2012 was up 14% over the prior year. Companywide health and safety programs were implemented in 2012. There were no Foreign Corrupt Practices Act (“FCPA”) incidents in 2012. Ethics and compliance guidelines were revised in 2012, and there was one contractor lost time accident in 2012. Given the operational and technical challenges faced by the Company, the Committee determined that the management team effectively managed the exploration assets we controlled and operated during the year.

Compensation Philosophy

Our compensation philosophy is to offer a competitive total compensation package to enable us to attract, motivate and retain key executives. Our compensation objectives include:

•	Offering total compensation that is competitive with the select peer group of globally-focused oil and gas companies with which we compete for executive talent;

•	Providing annual cash incentive awards that take into account performance factors weighted by both corporate and individual goals;

•	Aligning the interest of executive officers and directors with stockholder value creation by providing significant equity-based, long-term incentives; and

•	Providing incentives to executives for achieving challenging corporate goals.

The HR Committee oversees the development and execution of our compensation program. The HR Committee annually reviews our compensation philosophy and tests its ability to promote meeting the objectives stated above. The HR Committee recommends compensation for the named executive officers, short-term cash bonuses, long-term cash and non-cash compensation and submits its recommendations to the Board for approval. Three independent directors comprise the HR Committee. The HR Committee meets as needed, but no less than quarterly to review compensation and benefit programs with management. It subsequently approves any changes. Our Human Resources, Accounting and Legal Department employees handle the day-to-day design and administration of employee compensation and benefit programs available to our employees.

Say-on-Pay Results

We hold our Say-on-Pay vote every other year. At our May 20, 2011 annual stockholders meeting, Harvest received strong support for the 2011 compensation program from over 90% of the stockholders eligible to vote. This year, we will hold our second Say-on Pay vote at our June 27, 2013 annual stockholders meeting (See Proposal #3). The Committee continues to evaluate our programs and the environment in which we operate to assess whether improvements are needed.

Setting Executive Compensation

Our compensation program consists of several forms of compensation: base salary, annual performance-based incentive awards, long-term incentives and personal benefits. Base salary and annual performance-based incentive awards are generally cash-based. Long-term incentives typically consist of stock options, stock appreciation rights, restricted stock units and/or restricted stock awards. The Committee reviews the compensation recommendations from the CEO and our independent consultants’ advice on competitive trends regarding base salary, annual incentive awards and long-term incentives. The Committee exercises its collective judgment in establishing executive compensation based on performance, compensation history and market information. The recommendations are then made to the full Board for its approval.

The Role of the Compensation Consultant —Compensation Consultant Independence

In 2012, the HR Committee engaged Frost Human Resource Consulting (“Frost HR Consulting”), as the HR Committee’s independent compensation consultant, to benchmark our executive officer compensation levels with similar positions in our industry peer group. The Committee reviews the relationship annually for any conflicts of interest. To ensure Frost HR Consulting’s independence:

•	The HR Committee directly retained and has the authority to terminate Frost HR Consulting.

•	Frost HR Consulting reports directly to the HR Committee and its Chairperson.

•	Frost HR Consulting meets regularly in executive sessions with the HR Committee.

•	Frost HR Consulting has direct access to all members of the HR Committee during and between meetings.

•	Interactions between Frost HR Consulting and management generally are limited to data gathering and discussions regarding information that has or will be presented to the HR Committee.

•	Frost HR Consulting has procedures in place to prevent conflicts of interest.

•	Frost HR Consulting does not have any business or personal relationship with any member of management or the HR Committee.

•	Frost HR Consulting consultants do not own any of our Company stock.

Peer Group and Compensation Surveys

The HR Committee considers market information from compensation surveys and peer company proxy statements when determining compensation for each of the executive officers. In May 2012, the HR Committee reviewed proxy statement data from a peer group of companies. The surveys used for benchmarking included:

•	Towers Watson 2011 Top Management Compensation Survey

•	William M. Mercer 2011 Energy Industry Compensation Survey

•	Effective Compensation Inc.’s (“ECI”) 2011 Oil and Gas Industry Compensation Survey

Each year, the HR Committee reviews the composition of the peer group and the compensation paid at these companies, as well as their corporate performance and other comparative factors in determining the appropriate compensation levels for our executives. No company in our peer group shares our unique risk profile, which is a function of our portfolio of producing assets and exploratory prospects, as well as the regulatory and political environments in which we operate. Therefore, the HR Committee uses its judgment and business experience in addition to the peer group data in determining executive compensation.

The HR Committee selects peer companies for their shared similarities, including a common industry oil exploration focus, assets, market capitalization and enterprise value, among other factors. Revenue at the peer companies ranges from $35 million to $423 million for 2012 versus $405 million for Harvest, which is our 32% interest of gross revenue from oil sales in our unconsolidated affiliate, Petrodelta, S.A. Our peer companies typically compete with us for executive talent. Our current industry peer group consists of the following companies:

• BPZ Resources, Inc.	• GeoResources, Inc. (later in 2012 acquired by Halcón Resources, LLC)

• Carrizo Oil and Gas Inc.	• Halcón Resources, LLC (formerly Ram Energy Resources, Inc.)

• Crimson Exploration Inc.	• Gulfport Energy, Corp.

• Endeavour International Corp.	• Petroleum Development Corp.

• Energy Partners Ltd (now ELP Oil & Gas Inc.)	• PetroQuest Energy, Inc.

• FX Energy, Inc.	• Toreador Resources, Corp. (later in 2012 acquired by ZaZa Energy Corp) and

• Gastar Exploration Ltd	• VAALCO Energy, Inc.

For 2012, Frost HR Consulting benchmarked the 25th, 50th and 75th percentiles for the data sources mentioned above to provide the HR Committee with an understanding of competitive pay practices. These surveys, equally weighted with the proxy data, consider each element of compensation and are collectively referred to as the “market data” throughout this Compensation Discussion and Analysis. Frost HR Consulting also provides the HR Committee with advice on equity incentive compensation trends, including types and value of awards being used by other public companies.

The Role of the Executives in Human Resources Committee Meetings

The HR Committee invites our CEO, Vice President, Administration and Human Resources and Vice President, General Counsel and Corporate Secretary to attend their meetings. The Vice President, Administration and Human Resources acts as the HR Committee Secretary and provides reports on plan administration and human resources policies and programs. The Vice President, General Counsel and Corporate Secretary provides legal advice on human resource matters. The CEO makes recommendations with respect to specific compensation decisions. The HR Committee, without management present, regularly meets in executive session and with its compensation consultant to review executive compensation matters including market data as well as peer group information.

The CEO makes detailed recommendations to the HR Committee on performance evaluations, base salary changes, and both equity and annual incentive-based compensation for executive officers and senior management (other than the CEO). From time to time, the CEO and members of management are invited to participate in HR Committee meetings to provide information regarding our strategic objectives, financial performance and recommendations regarding compensation plans. Management may be asked to prepare information for any HR Committee meeting. Depending on the agenda for a particular meeting, these materials may include:

•	Reports on our strategic objectives;

•	Financial reports;

•	Reports on achievement of individual and corporate performance objectives;

•	Information regarding compensation programs and compensation levels for executive officers, directors and other employees at peer companies;

•

Information on the total compensation of the executive officers, including base salary, cash incentives, equity awards, and other compensation, and any amounts payable to the executive officers upon voluntary or involuntary termination or following a severance with or without a change in control; and

•	Information regarding all annual and equity incentive-based compensation and health and welfare plans.

Executive Compensation Components

Our compensation program components are designed to reward executive officers’ contributions, while considering our specific operating situation and how they manage this situation consistent with our strategy. Factors considered in compensating our executives include individual experience, skill sets that are required for multi-national oil and gas operations and their proven record of performance. It is essential that we recruit and retain executives that understand the risk and complexity of global operations and our unique business strategy. All of our executive officers are mid-to-late career executives who have worked for larger energy companies and have alternatives; they decided to join the Company for the challenge and potential reward of working for a small, entrepreneurial organization.

The principal components of compensation and their purpose for executive officers in 2012 are:

Element	Form of Compensation	Purpose
Base salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent
Annual performance based incentive awards	Cash	Create strong financial incentive for achieving financial and strategic successes
Long-term incentive compensation	Stock Options, Stock Appreciation Rights (SARs), Restricted Stock Units (RSU) and Restricted Stock Grants	Provides alignment between executive and shareholder interests by rewarding executives for performance based on appreciation in the Company’s share price and for retaining executives
Personal benefits	Eligibility to participate in plans extends to all employees	Broad-based employee benefits for health and welfare and retirement

Base Salary

We pay base salaries to our executive officers to compensate them for specific job responsibilities during the calendar year. In determining base salaries for our executive officers, the HR Committee considers market and competitive benchmark data for the executive’s level of responsibility targeting between the 50th and 75th percentile of executive officers in comparable companies, with variation based on individual executive skill sets. Compared to 2011 market data, our base salaries were between 95.6% and 106.2% of the target market median.

For 2012, the HR Committee moved the Company’s salary management review to February from May to better address cash compensation decisions for both salaries and bonuses. Consequently, in March 2012 the CEO received an annualized salary increase for 2012 of 1.8% and the other named executive officers received an average annualized increase of 3.3%. In March 2013, the CEO received an annual salary increase of 3.5% and the other named executive officers each received an annualized increase of 3.5% as well.

Base Salary-Annualized	Mr. Edmiston	Mr. Speirs	Mr. Haynes	Mr. Nesselrode	Mr. Head
2012	$550,000	$345,000	$295,000	$270,000	$265,000
2013	$570,000	$360,000	$305,000	$280,000	$275,000

Annual Performance-Based Incentive Awards

Each year, in addition to individual performance objectives, the HR Committee establishes Company performance measures for determining annual incentive awards as follows:

•	Total Shareholder Return (weight 60%)

•	Reserve Additions/Production/Estimated Market Value (“EMV”) (weight 30%)

•	Social Responsibility and Governance (including safety) (weight 10%)

These measures and their weightings are reviewed and modified, if appropriate, in light of changing Company priorities and strategic objectives. The corporate targets and weightings are set by the CEO and reviewed and approved by the HR Committee. The HR Committee focuses on these corporate goals in evaluating Company performance for the purpose of compensation. Individual performance results of the named executive officers are measured and assessed by the CEO.

Among these corporate goals, Total Shareholder Return was weighted at 60%. In 2012, the Company realized a Total Shareholder Return of 22.9% placing it in the first quartile among its selected peer group.

Reserves/Production/EMV was weighted at 30%. The primary measurement for this target is year-over-year P2 reserve additions; although 3P and contingent resources are also taken into consideration. For 2012, proved and probable reserves remained essentially flat over 2011, net of 2012 production. However, production increased by 14.7% over 2011 at Petrodelta, our Venezuelan affiliate.

Social Responsibility and Governance was weighted at 10% and is used at the discretion of the CEO and the Committee in deciding the final corporate rating. As expected, there were no violations of our FCPA policies or our Code of Business Conduct and Ethics. One of our contractors did experience a lost time accident in 2012.

Individual performance and operational results were combined with the Company performance results and weighted equally to determine each executive’s final annual incentive award. Target award levels for annual incentives are set at 100% of base salary for the CEO and 60% of base salary for the other named executive officers. For 2012 performance, awarded in February 2013, the CEO received 137% of his bonus target as a performance-based incentive award. The other named executive officers’ individual awards ranged from 130% to 143% of their bonus targets.

The HR Committee and the Board each determined that management exceeded expectations in meeting the 2012 Company and individual performance targets.

We believe the Company should have the ability to recover compensation paid to executive officers and key employees under certain circumstances. As a result, the HR Committee adopted the following policy statement in 2011:

“In the event the Board of Directors determines that any fraud or intentional misconduct caused or was a substantial contributing factor to a restatement of our financial statements, the Board of Directors may require reimbursement of any annual incentive compensation paid to an executive officer or certain other key employees to the extent the bonus paid exceeded what would have been paid had the financial results been properly reported. This policy will apply to all annual incentives paid after January 2012.”

Long-Term Incentive Compensation

On May 20, 2010, our stockholders approved the 2010 Long-Term Incentive Plan (the “2010 Plan”). This 2010 Plan allows us to recover any award that the Company deems was not warranted after any restatement of corporate performance.

Long-term incentive awards have been granted under our 2001, 2004, 2006 and 2010 Long Term Incentive Plans (“LTIPs”) and the awards are granted to our executive officers to align their personal financial interests with our stockholders. The LTIPs include provisions for stock options, stock appreciation rights, restricted stock, restricted stock units and cash awards.

Our policy on stock awards is focused on determining the right mix of retention and ownership requirements to drive and motivate our executive officers’ behavior consistent with long-term interests of stockholders. The HR Committee is the administrator of our LTIPs and, subject to Board approval, has full power to determine the size of awards to our executives, to determine the terms and conditions of grants in a manner consistent with the LTIPs and to amend the terms and conditions of any outstanding award.

The CEO presents individual stock award recommendations for executive officers to the HR Committee, and after review and discussion the HR Committee submits its recommendation to the Board for approval. The HR Committee’s policy is to grant awards on the date the Board approves them. Stock options and restricted stock will be granted once each calendar year on a predetermined date or at the effective date of a new hire or promotion, but not within six months of a previous award to the same individual. The price of options and the value of a restricted stock award issued to a new employee will be set at the closing price on the employee’s effective start date. The price of options and the value of a restricted stock award issued to an employee as a result of a promotion will be set at the closing price on the effective date of that promotion. Under no circumstances will a grant date be set retroactively.

The Board has adopted stock retention guidelines as an additional means to promote ownership of stock by executive officers and directors. The guidelines apply to any award of restricted stock or options to purchase our stock granted to executive officers and directors after February 2004. Under these guidelines, an executive officer or director must retain at least 50% of the shares of restricted stock for at least three years after the restriction lapses. Consequences for failure to adhere to these guidelines shall be determined by the HR Committee in its discretion including, without limitation, actions with respect to future compensation and future grants of stock options or restricted stock and performance measures. Under our Insider Trading Policy, executive officers and directors are strictly prohibited from speculative trading in the Company’s securities, including short sales and buying or selling puts or calls on the Company’s securities.

The long-term incentive awards for 2012 included stock options, stock appreciation rights (“SARs”), which can be settled as cash or equity, and restricted stock units (“RSUs”), which can be settled as cash or equity. This mix provides upside potential with the stock options and a more stable award in the form of restricted stock units. Of the total award value, 70% was allocated to options and 30% to restricted shares.

Mix of Long Term Incentives Awarded in 2012

	Options	SARS	RSU
James A. Edmiston	130,000	219,000	79,000
Stephen C. Haynes	37,000	61,000	23,000
Keith L. Head	34,000	53,500	21,000
Karl L. Nesselrode	34,000	56,000	21,000
Robert Speirs	43,000	72,000	27,000

As of December 31, 2012, almost all of the total shares available for grant as options under the LTIPs approved by our stockholders have been granted:

Total available for grant as options	85,006

Total available for grants as restricted stock	6

Personal Benefits

Our executive officers are covered under the same health and welfare plans, including our 401(k) plan, as all employees. The executive officers also receive supplemental life insurance to cover the risks of extensive travel required in conducting our global business. We pay 100% of all premiums for the following benefits for employees and their eligible dependents:

•	All employees are entitled to a medical benefit with unlimited maximum lifetime benefits, with an annual out-of-pocket deductible of $3,000 per individual and $9,000 per family.

•

Life and accidental death and dismemberment (“AD&D”) insurance equal to two times annual salary with a minimum of $200,000 and a cap of $300,000 (or $400,000 with evidence of insurability), and additional coverage equal to five times annual salary ($1.0 million maximum) while traveling outside their home country on Company business.

•	Long-term disability benefits provide a monthly benefit of 60% of base salary up to a maximum of $10,000 per month.

•

Participation in our Statutory Profit Sharing Plan 401(k). Eligibility is effective the first day of the month following the date of hire. We use a safe harbor matching formula for Company contributions (dollar for dollar match up to 3% of pay, $0.50 for every dollar on the next 2% of pay subject to the statutory maximum salary limits). Participant and Company contributions are 100% vested from the date of contribution. At termination of employment, employees are eligible to receive their account balance in a lump sum.

•	All employees and their dependents receive annual dental and vision care benefits of $1,500 and $250, respectively, per employee and dependent.

We do not offer a pension plan or a non-qualified deferred compensation plan for executive officers or employees. In 2012, we did not offer perquisites to executive officers or other employees. We offer relocation and Foreign Service premiums to employees serving in an international location. The amount of the premium will vary depending upon the living conditions, political situation and general safety conditions of the international location. Expatriate employees are also provided housing and utilities allowances where applicable. They also receive a cost of living allowance to cover the differential between normal living expenses in the host and home countries and will continue to participate in the employee benefit plans available to home country employees.

Total Direct Compensation

Executive Compensation Compared to Market Data

Compared to 2011 market data, total direct compensation ranged between 82% and 128% of the target market median for all named executive officers. In 2012, their compensation (after their March 2012 base salary increases) fell at the following percentiles:

2012 Actual Compensation in Relationship to 2011 Actual Market Data	CEO	Other Named Executive Officers
Base Salary	48th Percentile	48th to 58th percentile
Actual Total Cash	53rd Percentile	48th to 57th percentile
Actual Total Direct Compensation	63rd Percentile	51st to 84th percentile

Executive Compensation Mix

The general mix of compensation for target-level performances in the annual incentive plan, plus the net annualized present value of long-term compensation grants, can range as follows, depending upon the executive officer. The Committee considered the following general percentage mix in establishing the total compensation for the Company’s executive officers for 2012 target performance. It is important to note that the influences on Company financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of total compensation:

For the CEO, 73.6% of his total direct compensation is considered “at-risk.” The other named executive officers have 67% of their total direct compensation at risk.

Note: Annual incentive (“AI”) for Messrs. Edmiston, Nesselrode and Head includes a special accomplishment award for the sale of Utah in 2011.

Tax and Accounting Implications of Executive Compensation

Deductibility of Executive Compensation

As part of its role, the HR Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a limit of $1.0 million on the amount that a publicly-held corporation may deduct in any year for the compensation paid or accrued with respect to its named executive officers unless the compensation is performance based. None of our executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While we cannot predict with certainty how executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, we intend to preserve the tax deductibility of all executive compensation while maintaining our executive compensation program as described in this Compensation Discussion and Analysis.

Employment Agreements

We have entered into Executive Employee Agreements with our current named executive officers: Messrs. Edmiston, Haynes, Speirs, Nesselrode and Head. Two other executive officers who are not named also have executive employment agreements. The contracts have an initial term, which automatically extends for one year upon each anniversary unless a one-year notice not to extend is given by the executive. The current term of the Executive Employment Agreements is through May 31, 2013.

Entitlements based on Terms in Executive Employment Agreements if we terminate the employment without cause or notice (not related to Change of Control) OR the executive terminates employment for good reason

	Mr. Edmiston	Mr. Haynes	Mr. Speirs	Mr. Nesselrode	Mr. Head

A lump sum amount equal to a certain multiple of base salary	3 times	2 times	2 times	2 times	2 times

An amount equal to a certain number of years times the maximum annual employer contributions made under out 401(k) plan	3 years	2 years	2 years	2 years	2 years

Vesting of all stock options	Yes	Yes	Yes	Yes	Yes

Vesting of all restricted stock awards	Yes	Yes	Yes	Yes	Yes

Reimbursement of Outplacement Services	Yes	Yes	Yes	Yes	Yes

Restrictions on ability to compete with the Company after termination of employment	2 years	2 years	2 years	2 years	2 years

See the table titled “Potential Payments under Termination or Change of Control” in the Compensation of Executive Officers section below for details on the above information.

The HR Committee believes the termination payment included in these Executive Employment Agreements is needed to attract and retain the executives necessary to achieve our business objectives. However, the HR Committee also believes termination payments should not be guaranteed. Accordingly, a termination payment will not be paid if a termination occurs after notice and lapse of the notice period to terminate the Executive Employment Agreement. Also, a termination payment will not be made if the executive officer resigns other than for good reason. Good reason under the employment contracts includes: (1) a material breach of the employment agreement by the Company; (2) failure to maintain or reelect the executive officer to his position; (3) a significant reduction of the executive officer’s duties, position or responsibilities; (4) a substantial reduction, without good business reasons, of the facilities and perquisites available to the executive officer; (5) a reduction by the Company of the executive officer’s monthly base salary; (6) failure of the Company to continue the executive officer’s participation in any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement on substantially the same or better basis relative to other participants; or (7) the relocation of the executive officer more than fifty miles from the location of the Company’s principal office.

Change of Control

Since it is in our best interest to retain executive officers during uncertain times who will act in the best interests of the stockholders without concern for personal outcome, our Executive Employment Agreements provide benefits in the event of loss of employment for employees in good standing due to a change of control. Change of control is defined as the acquisition of 50% or more of our voting stock, the cessation of the incumbent board of directors to constitute a majority of the board of directors, or the reorganization, merger, or sale or disposition of at least 50% of our assets where we are not the surviving entity. Change of control severance benefits apply to terminations taking place between 240 days before a change of control and 730 days after a change of control.

Entitlements based on Terms in Executive Employment Agreements if we terminate the employment without cause or notice related to a Change of Control	Mr. Edmiston	Mr. Haynes	Mr. Speirs	Mr. Nesselrode	Mr. Head

A lump sum amount equal to a certain multiple of base salary	3 times	2 times	2 times	2 times	2 times

A lump sum amount equal to a certain multiple of the highest annual bonus over the past 3 years or target bonus, whichever is higher	3 times	2 times	2 times	2 times	2 times

An amount equal to a certain number of years times the maximum annual employer contributions made under out 401(k) plan	3 years	2 years	2 years	2 years	2 years

Continuation of accident, life, disability, dental and health benefits for a certain number of years	3 years	2 years	2 years	2 years	2 years

Excise tax reimbursement and gross up on the reimbursement	Yes	Yes	Yes	Yes	Yes

Vesting of all stock options	Yes	Yes	Yes	Yes	Yes

Vesting of all restricted stock awards	Yes	Yes	Yes	Yes	Yes

Reimbursement of Outplacement Services	Yes	Yes	Yes	Yes	Yes

Restrictions on ability to compete with the Company after termination of employment	2 years	2 years	2 years	2 years	2 years

The change of control benefits in the Executive Employment Agreements contain a double trigger in that both a change of control must occur and the executive officer must be terminated without cause or resign for good reason within a specified period of time after the change of control. The HR Committee believes that the double trigger avoids unnecessarily rewarding an executive officer when a change of control occurs and the executive officer’s status is not changed as a result. However, because of the significant uncertainty that can arise during a period of a potential or actual change of control, the Committee has provided greater benefits to the executive officer in the event of a termination resulting from a change of control. Change of control benefits are detailed in the “Potential Payments under Termination or Change of Control” table in the Compensation of Executive Officers section below.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Board’s HR Committee is or has been an officer or employee of the Company or has a relationship requiring disclosure under Item 404(a) of SEC Regulation S-K. No executive officer of the Company serves on the compensation committee or serves as a director of another entity where an executive officer of that entity also serves on the HR Committee or on the Board.

HUMAN RESOURCES COMMITTEE REPORT

The HR Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. Based on such review and discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

R. E. Irelan, Committee Chairman

Igor Effimoff

J. Michael Stinson

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for the three most recently completed fiscal years ended December 31, 2012, 2011 and 2010.

Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation ($) (4)	Total

James A. Edmiston	2012	$548,077	$750,750	—	$349,175	$1,052,982	$17,965	$2,718,949
President and Chief	2011	507,000	413,100	326,748	637,382	—	217,835	2,102,065
Executive Officer	2010	456,923	509,000	332,990	640,884	—	18,388	1,958,185

Stephen C. Haynes	2012	292,885	241,605	—	99,380	298,393	18,331	950,594
Vice President,	2011	278,077	120,700	146,589	285,203	—	14,148	844,717
Chief Financial Officer	2010	255,192	179,000	93,720	142,994	—	14,634	685,540

Robert Speirs	2012	343,333	296,010	—	115,496	351,446	365,319	1,471,604
Vice President,	2011	326,667	149,494	189,111	370,039	—	350,128	1,385,439
Eastern Operations	2010	308,750	191,000	124,250	190,393	—	315,604	1,129,997

Karl L. Nesselrode	2012	267,692	221,130	—	91,323	273,347	17,714	871,206
Vice President, Engineering	2011	254,615	115,133	135,399	264,553	—	214,791	984,491
and Business Development	2010	242,596	152,000	78,100	119,095	—	339,526	931,317

Keith L. Head	2012	262,115	206,700	—	91,323	265,944	20,184	846,266
Vice President and General	2011	246,192	106,250	87,282	170,229	—	40,083	650,036
Counsel	2010	238,462	126,000	46,860	71,696	—	15,568	498,586

Notes:

(1)	Harvest pays bonuses one year in arrears but reflects the bonus in the table above in the year to which it related. Harvest deferred the payment of bonuses to key employees for 2010 until later in 2011. These bonuses have been included in the above table as 2010 bonuses. Bonuses related to 2011 were paid February 24, 2012 and are reflected in the table above as 2011 bonuses. Bonuses related to 2012 were paid March 1, 2013 and are reflected in the table above as 2012 bonuses.
(2)	Harvest uses the Black-Scholes option pricing model to determine the value of each option grant on the date of grant. Harvest does not advocate or necessarily agree that the Black-Scholes option pricing model can properly determine the value of an option. The 2012 calculations for the named executive officers are based on a weighted average expected life of five years, expected volatility of 67.32%, risk-free interest rate of 0.74%, expected dividend yield of 0% and expected annual forfeitures of 3% for stock options and 0% for restricted stock.
(3)	In May 2012, Harvest issued stock appreciation rights (SAR) and restricted stock units (RSU) as long-term incentive compensation. These instruments can be settled in cash or equity. Currently, no plan has been approved by the shareholders for equity settlement and Harvest is recording the liability and expense associated with the awards based on the fair market value of the stock at $5.12 on May 17, 2012. The number of awards for each executive that equals the amount above is shown in the following table:

Non-Equity Incentive Compensation Table	2012 Grants		Fair Value
	# of units		at Grant date 5/17/2012
	SAR	RSU	SAR	RSU	Total

James A. Edmiston	219,000	79,000	$648,502	$404,480	$1,052,982

Stephen C. Haynes	61,000	23,000	180,633	117,760	298,393

Robert Speirs	72,000	27,000	213,206	138,240	351,446

Karl L. Nesselrode	56,000	21,000	165,827	107,520	273,347

Keith L. Head	53,500	21,000	158,424	107,520	265,944

(4)	Detail of all other compensation paid:

Name and Principal Position	Year	Group Term Life	Company 401(K) Match	Other Non- Cash	Special Accomplishment Bonus	Severance	Foreign Housing and Living Expense	Cost of Living Adjustment	Vacation Allowance	Transportation Allowance	Foreign Service Premium	Foreign Taxes	Total ($)

James A. Edmiston	2012	$7,965	$10,000				$—	$—	$—	$—	$—	$—	$17,965
President and Chief	2011	$8,035	$9,800	$—	$200,000		$—	$—	$—	$—	$—	$—	$217,835
Executive Officer	2010	$7,866	$9,800	$722	$—		$—	$—	$—	$—	$—	$—	$18,388

Stephen C. Haynes	2012	$8,331	$10,000				$—	$—	$—	$—	$—	$—	$18,331
Vice President, Chief	2011	$4,348	$9,800	$—	$—		$—	$—	$—	$—	$—	$—	$14,148
Financial Officer	2010	$4,184	$9,800	$650	$—		$—	$—	$—	$—	$—	$—	$14,634

Robert Speirs	2012	$1,290					$157,699	$81,041	$43,795	$34,000	$28,500	$18,994	$365,319
Vice President,	2011	$1,376	$—	$—	$—		$173,308	$81,699	$40,450	$34,000	$28,500	$(9,205)	$350,128
Eastern Operations	2010	$1,376	$—	$661	$—		$157,678	$65,329	$34,115	$34,000	$28,500	$(6,055)	$315,604

Karl L. Nesselrode	2012	$7,714	$10,000				$—	$—	$—	$—	$—	$—	$17,714
Vice President,	2011	$4,037	$9,800	$—	$100,000		$—	$—	$—	$—	$—	$100,954	$214,791
Engineering and	2010	$3,871	$9,800	$687	$—		$93,559	$39,346	$11,059	$—	$45,308	$135,896	$339,526
Business Development

Keith L. Head	2012	$10,184	$10,000				$—	$—	$—	$—	$—	$—	$20,184
Vice President,	2011	$5,283	$9,800	$—	$25,000		$—	$—	$—	$—	$—	$—	$40,083
General Counsel	2010	$5,118	$9,800	$650	$—		$—	$—	$—	$—	$—	$—	$15,568

Grants of Plan-Based Awards

The following table shows information concerning options to purchase Common Stock granted to each of the named executive officers during 2012.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards	Fair Value of Stock Based Awards
		(#)	(#)	($/Sh)	($)(2)

James A. Edmiston	5/17/2012		130,000	$5.12	349,175

Stephen C. Haynes	5/17/2012		37,000	$5.12	99,380

Robert Speirs	5/17/2012		43,000	$5.12	115,496

Karl L. Nesselrode	5/17/2012		34,000	$5.12	91,323

Keith L. Head	5/17/2012		34,000	$5.12	91,323

Notes:

(1)	Options granted May 17, 2012 vest 1/3 each year over a three year period.
(2)	Harvest granted options representing 436,298 shares to employees in 2012.

Outstanding Equity Awards at Fiscal Year End

The following table shows information concerning outstanding equity awards as of December 31, 2012 held by the named executive officers.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Number of Securities Underlying Unexercised Unearned	Option Exercise	Option	Number of Shares Or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not
	Exercisable	Not Exercisable	Options	Price	Expiration	Vested	(1)	Vested
	(#)	(#)	(#)	($)	(Date)	(#)	($)	(#)

James A. Edmiston	100,000			$13.585	9/1/2014
	75,000			$12.795	3/4/2015
			85,000	$10.800	9/15/2015
			165,000	$10.800	9/15/2015
								250,000	(2)
	17,000			$9.605	3/2/2016
	24,334			$9.605	3/2/2016
	250,000			$9.625	2/27/2014
	120,000	—		$10.175	5/15/2015
	65,000	—		$4.595	6/18/2016
	107,267	53,633		$7.100	5/20/2015	46,900	414,596
	38,067	76,133		$11.190	5/20/2016	29,200	258,128
		130,000		$5.120	5/17/2017

Stephen C. Haynes	50,000	—		$10.245	5/19/2015
	12,000	—		$4.595	6/18/2016
	23,933	11,967		$7.100	5/20/2015	13,200	116,688
	17,033	34,067		$11.190	5/20/2016	13,100	115,804
		37,000		$5.120	5/17/2017

Robert Speirs	80,000	—		$13.690	6/1/2016
	80,000	—		$9.625	2/27/2014
	40,000	—		$10.175	5/15/2015
	12,500	—		$4.595	6/18/2016
	31,867	15,933		$7.100	5/20/2015	17,500	154,700
	22,100	44,200		$11.190	5/20/2016	16,900	149,396
		43,000		$5.120	5/17/2017

Karl L. Nesselrode	36,000			$7.100	11/17/2013
	8,000			$13.010	5/26/2014
	20,000			$12.795	3/4/2015
	13,334			$9.605	3/2/2016
	70,000	—		$9.625	2/27/2014
	40,000	—		$10.175	5/15/2015
	19,933	9,967		$7.100	5/20/2015	11,000	97,240
	15,800	31,600		$11.190	5/20/2016	12,100	106,964
		34,000		$5.120	5/17/2017

Keith L. Head	50,000	—		$10.065	5/7/2014
	20,000	—		$10.175	5/15/2015
	12,000	6,000		$7.100	5/20/2015	6,600	58,344
	10,167	20,333		$11.190	5/20/2016	7,800	68,952
		34,000		$5.120	5/17/2017

(1)	The market value of shares is $8.840 per share, based upon the average of the high and low market prices on December 31, 2012.
(2)	This stock unit is a right to receive, after vesting, a cash amount equal to the difference between the closing price of the stock on September 15, 2005 and the price of the stock on the date the payment is distributed. Vesting is 1/3 on the last to occur of September 15, 2006 and the date on which the average of the stock price for 10 consecutive trading days is greater than $25 per share. Vesting of 1/3 on September 2007 and 2008 is subject to the same $25 per share condition.

Options Exercised and Stock Vested

The following table provides information regarding the exercise of stock options during 2012 by the named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

James A. Edmiston	—	—	51,666	$293,463

Stephen Haynes	—	—	17,333	$98,451

Robert Speirs	—	—	19,333	$93,611

Karl L. Nesselrode	—	—	6,666	$37,863

Keith L. Head	—	—	8,333	$47,331

Potential Payments Under Termination or Change of Control

The tables below reflect the additional compensation paid to the named executive officers of the Company under the terms of their Executive Employment Agreements in the event of termination without cause or without proper notice, termination following change of control, or termination for disability or death. (See Compensation Discussion and Analysis — Employment Agreements and Change of Control above for a description of the terms of the Executive Employment Agreements.) The amounts shown in the tables assume that such termination was effective as of December 31, 2012, and thus include estimated amounts earned through that date that would be paid out to the named executive officers. The actual amounts can only be determined at the time of separation from the Company.

Executive Compensation and Benefits- James Edmiston	Voluntary Termination on 12/31/2012	Voluntary Termination Without Cause or Notice on 12/31/2012	Termination For Good Reason or Termination Due to Change in Control on 12/31/2012	For Cause Termination On 12/31/2012	Death on 12/31/2012	Disability On 12/31/2012

Compensation:
Base Salary	—	$1,650,000	$1,650,000	—	$1,650,000	$1,650,000
Short-term Incentive (100% of base salary)	—	—	2,252,250	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	1,752,707	1,752,707	—	1,752,707	1,752,707
Restricted Shares/RSUs	—	1,528,295	1,528,295	—	1,528,295	1,528,295
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	1,879,165	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	98,127	—	—	—
401(k) Employer Match	—	30,000	30,000	—	30,000	30,000

Total	0	$4,981,002	$9,210,544	0	$5,261,002	$5,081,002

*	Until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits- Stephen Haynes	Voluntary Termination on 12/31/2012	Voluntary Termination Without Cause or Notice on 12/31/2012	Termination For Good Reason or Termination Due to Change in Control on 12/31/2012	For Cause Termination On 12/31/2012	Death on 12/31/2012	Disability On 12/31/2012

Compensation:
Base Salary	—	$590,000	$590,000	—	$590,000	$590,000
Short-term Incentive (50% of base salary)	—	—	483,210	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	461,395	461,395	—	461,395	461,395
Restricted Shares/RSUs	—	507,920	507,920	—	507,920	507,920
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	431,496	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	60,040	—	—	—
401(k) Employer Match	—	20,000	20,000	—	20,000	20,000

Total	0	$1,599,315	$2,574,061	0	$1,879,315	$1,699,315

*	Until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits- Robert Speirs	Voluntary Termination on 12/31/2012	Voluntary Termination Without Cause or Notice on 12/31/2012	Termination For Good Reason or Termination Due to Change in Control on 12/31/2012	For Cause Termination On 12/31/2012	Death on 12/31/2012	Disability On 12/31/2012

Compensation:
Base Salary	—	$690,000	$690,000	—	$690,000	$690,000
Short-term Incentive (50% of base salary)	—	—	592,020	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	485,638	485,638		485,638	485,638
Restricted Shares/RSUs	—	556,898	556,898		556,898	556,898
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	—	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	44,994	—	—	—
401(k) Employer Match	—	—	—	—	—	—

Total	0	$1,752,536	$2,389,550	0	$2,032,536	$1,852,536

*	Until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits- Karl Nesselrode	Voluntary Termination on 12/31/2012	Voluntary Termination Without Cause or Notice on 12/31/2012	Termination For Good Reason or Termination Due to Change in Control on 12/31/2012	For Cause Termination On 12/31/2012	Death on 12/31/2012	Disability On 12/31/2012

Compensation:
Base Salary	—	$540,000	$540,000	—	$540,000	$540,000
Short-term Incentive (50% of base salary)	—	—	442,260	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	458,665	458,665	—	458,665	458,665
Restricted Shares/RSUs	—	339,987	339,987	—	339,987	339,987
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	—	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	62,656	—	—	—
401(k) Employer Match	—	20,000	20,000	—	20,000	20,000

Total	0	$1,378,652	$1,883,568	0	$1,658,652	$1,478,652

*	Until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits- Keith Head	Voluntary Termination on 12/31/2012	Voluntary Termination Without Cause or Notice on 12/31/2012	Termination For Good Reason or Termination Due to Change in Control on 12/31/2012	For Cause Termination On 12/31/2012	Death on 12/31/2012	Disability On 12/31/2012

Compensation:
Base Salary	—	$530,000	$530,000	—	$530,000	$530,000
Short-term Incentive (50% of base salary)	—	—	413,400	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	417,115	417,115	—	417,115	417,115
Restricted Shares/RSUs	—	473,001	473,001	—	473,001	473,001
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	371,828	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	54,040	—	—	—
401(k) Employer Match	—	20,000	20,000	—	20,000	20,000

Total	0	$1,460,116	$2,299,384	0	$1,740,116	$1,560,116

*	Until no longer disabled or Social Security Retirement Age

STOCK OWNERSHIP

Directors and Named Executive Officers

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors and nominees for director, each named executive officer and our directors and named executive officers as a group. Except as otherwise indicated, all information is as of April 24, 2013.

The number of shares of our common stock beneficially owned by each director or named executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after April 24, 2013 through the exercise of stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent of Shares Outstanding(2)(3)
James A. Edmiston	293,766	931,700	1,225,466	3.11%
Stephen C. Haynes	58,258	144,300	202,558	*
Keith L. Head	44,099	119,666	163,765	*
Karl L. Nesselrode	65,487	260,167	325,654	*
Robert Speirs	187,483	318,833	506,316	1.28%
Stephen D. Chesebro’	332,854	15,000	347,854	*
Igor Effimoff	44,000	10,000	54,000	*
H. H. Hardee	199,783	15,000	214,783	*
Robert E. Irelan	56,000	10,000	66,000	*
Patrick M. Murray	195,854	15,000	210,854	*
J. Michael Stinson	82,000	15,000	97,000	*

All current directors and executive officers as a group of eleven persons	1,559,584	1,854,666	3,414,250	8.65%

*	Represents less than one percent of the Company’s outstanding common stock.
(1)	This number does not include common stock that our directors or named executive officers have a right to acquire within 60 days of April 24, 2013.
(2)	Percentages are based upon 39,454,279 shares of common stock outstanding on April 24, 2013.
(3)	Percentages are calculated assuming that the vested options have been exercised by the individual for whom the percent is being calculated.

Certain Beneficial Owners

The following table shows the beneficial owners of more than five percent of the Company’s common stock as of April 24, 2013:

Name & Address	Aggregate Number of Shares Beneficially Owned(1)	Percent of Shares Outstanding(2)	Report Date	Source

Jet Capital Investors LP 667 Madison Avenue, 9th Floor New York, New York 10021	3,633,212	9.2087%	2/14/2013	Sch. 13G/A

Amici Capital, LLC (formerly Porter Orlin LLC) 666 Fifth Avenue, Suite 3403 New York, New York 10103	3,621,632	9.1793%	2/14/2013	Sch. 13G/A

MSDC Management LP 645 Fifth Avenue, 21st Floor New York, New York 10022	3,343,786	8.4751%	2/14/2013	Sch. 13G/A

Dimensional Fund Advisors, Inc. Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,124,709	7.9198%	2/11/2013	Sch. 13G/A

BlackRock Fund Advisors 40 East 42nd Street New York, New York 10022	2,301,530	5.8334%	2/8/2013	Sch. 13G/A

Glenhill Advisors LLC 600 Fifth Avenue, 11th Floor New York, NY 10020	2,049,723	5.1952%	3/29/2013	Sch. 13G

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,022,205	5.1254%	2/12/2013	Sch. 13G/A

(1)	The stockholder has sole voting and dispositive power over the shares indicated unless otherwise disclosed.
(2)	The Company’s outstanding common shares as of April 24, 2013 were 39,454,279.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires our directors, executive officers and beneficial holders of more than 10 percent of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our stock. Based solely upon our review of SEC Forms 3, 4 and 5 and any amendments thereto furnished to us, to our knowledge, during fiscal year 2012, our officers, directors and 10 percent stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon the written representations of our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Business Conduct and Ethics (the “Code”) applies to all of our directors, officers and employees. Under the Code, individuals subject to the Code and their family members must knowingly avoid owning any interest (other than nominal amounts of stock in publicly-traded companies) in any supplier or customer; consulting with, or being an employee of, any customer, lessor, lessee, contractor, supplier or competitor; purchasing from, or selling to us, assets, goods or services; or serving on the board of directors of any customer, lessor, lessee, contractor, supplier or competitor, except where full disclosure of all facts is made known to us in advance to permit us to protect our interests. Each year we require our executive officers to certify their compliance with the Code. Our Audit Committee has oversight compliance responsibilities for the Code. Exceptions to the Code are reported to the Audit Committee. Waivers of the Code for officers and directors may only be granted by the

Board and waivers for employees may only be granted by the CEO and reported to the Audit Committee. No waivers of the Code were granted in 2012. In addition to the Code, each year we require our directors and executive officers to disclose in writing certain transactions and relationships and this information is used in preparing the proxy statement and in making independence determinations for directors.

For the purposes of this proxy statement, the Company has no transactions to describe pursuant to SEC Regulation S-K Item 404(a).

INTEREST OF OFFICERS AND DIRECTORS IN MATTERS TO BE ACTED UPON

None of the Company’s officers or directors have any interest in any of the matters to be acted upon, except to the extent that the outcome of the advisory votes on management compensation and the approval of the amendments to our 2010 Long Term Incentive Plan may affect Board decisions regarding management compensation.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed our audited financial statements for the year ended December 31, 2012 with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. In addition, we discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with respect to those statements.

We have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence, in connection with its audit of the Company’s most recent financial statements, and have discussed with PricewaterhouseCoopers LLP its independence.

Based upon these reviews and discussions, and management’s assurances, we recommend to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The information in the foregoing paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act; except to the extent that we specifically incorporate these paragraphs by reference.

Patrick M. Murray, Chairman

Igor Effimoff

H.H. Hardee

J. Michael Stinson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During 2012, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and provided certain tax and consulting services to us. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting of stockholders where they will be available to respond to questions and, if they desire, to make a statement.

Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for professional services rendered by it for the audit of our annual financial statements and review of financial statements included in our quarterly reports and services that are normally provided by it in connection with statutory and regulatory filings or engagements in those years were $3,327,212 for the year ended December 31, 2011, and $1,382,500 for the year ended December 31, 2012.

Audit Related Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for assurance and related services by it that are reasonably related to the performance of the audit or review of our financial statements that are not included as “Audit Fees” above were $0 for the year ended December 31, 2011, and $0 for the year ended December 31, 2012.

Tax Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for professional services rendered by it for tax compliance, tax advice and tax planning were $34,870 for the year ended December 31, 2011, and $32,274 for the year ended December 31, 2012.

All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for all other products and services provided by it were $0 for the year ended December 31, 2011, and $0 for the year ended December 31, 2012.

All of the foregoing fees were approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee’s Charter provides that our independent registered public accounting firm may provide only those services pre-approved by the Audit Committee, subject to de minimus exceptions for non-audit services described in the rules and regulations of the SEC, which are subsequently ratified by the Audit Committee prior to completion of the audit. The Audit Committee annually reviews and pre-approves the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.

The Audit Committee may delegate to a member(s) the authority to grant pre-approvals under its policy with respect to audit and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting.

The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

QUESTIONS AND INFORMATION REGARDING THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q.	What shares owned by me can be voted?

A:	You may vote all shares owned by you as of the close of business on May 17, 2013, the record date. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later cannot attend or decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet – If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

By Telephone – If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

By Mail – You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by Internet, telephone or mail. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee. Proxies are revocable by written notice to the Secretary of the Company at our address set forth on the cover of this proxy statement, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees, or your vote may be “WITHHELD” for one or more of the nominees, in which case your vote will be FOR all the nominees from whom you do not specifically withhold your vote. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

For the ratification of independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

For the proposal to approve the compensation of the Company’s named executive officers, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

For the proposal to approve an amendment that increases the number of shares of common stock available for issuance under our 2010 Long Term Incentive Plan by 1,025,000 and increases the number of shares that may be granted for certain awards, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

If you sign your proxy card or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected.

The ratification of the appointment of independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present, in person or by proxy, and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal.

The approval of the compensation of the Company’s named executive officers requires the affirmative “FOR” vote of a majority of the votes cast.

Under our bylaws, the affirmative vote of the majority of the shares of common stock present or represented at the meeting and entitled to vote on the matter is required for the approval of an amendment that increases the number of shares of common stock available for issuance under our 2010 Long Term Incentive Plan by 1,025,000 and increases the number of shares that may be granted for certain awards. Accordingly, for purposes of approval under our bylaws, shares abstaining and broker non-votes will have no effect on voting on this proposal. However, for this proposal, the New York Stock Exchange requires not only the approval of a majority of the votes cast on the proposal, but also that the total votes cast on the proposal represent over 50% in interest of all of our common stock outstanding as of the record date. Accordingly, for purposes of approval under applicable rules of the New York Stock Exchange, an abstention would be treated as a vote cast against the proposal and a broker non-vote would not affect the determination of whether a majority of votes were cast to approve the proposal and would also not be counted towards the determination of whether over 50% in interest of all of our common stock outstanding as of the record date was represented by the votes cast.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have shares which are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting. We will also provide preliminary voting results within four business days after the meeting, and provide final voting results within four business days after they are available, by filing a Current Report on Form 8-K with the SEC, which you can access at the SEC’s website, www.sec.gov, or at our website at www.harvestnr.com.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the four proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Stephen C. Haynes and Keith L. Head, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What classes of shares are entitled to be voted?

A:	There is only one class of common stock. Each share of our common stock outstanding as of the close of business on May 17, 2013, the record date, is entitled to one vote at the annual meeting. On the record date, we had 39,454,279 shares of common stock outstanding.

Q:	Who will count the vote?

A:	A representative of Wells Fargo Bank, N.A., our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to our management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The cost of this proxy solicitation will be borne by the Company. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access the proxy materials or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who, except in the case of non-executive directors, will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

Under SEC rules, stockholder proposals for our 2014 annual meeting of stockholders must be received at our principal executive offices by January 17, 2014 to be eligible for inclusion in our proxy materials relating to that meeting.

Under the Company’s Bylaws, other stockholder proposals that are proposed to be brought before the 2014 annual meeting (outside the process of the SEC’s rule on stockholder proposals) must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2014 annual meeting, would be no earlier than December 29, 2013, and no later than April 28, 2014); provided, however, that in the event that the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting (which, for the 2014 annual meeting, would be after August 11, 2014), nominations by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public. Nominations for directors must be submitted as described on page 6 of this proxy statement.

Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

KEITH L. HEAD
Vice President, General Counsel and
Corporate Secretary

May 17, 2013

Harvest Natural Resources, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 27, 2013

8:30 a.m.

at our offices

1177 Enclave Parkway

Houston, Texas 77077

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 27, 2013.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Stephen C. Haynes and Keith L. Head, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET — www.eproxy.com/hnr

Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 26, 2013.

PHONE — 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 26, 2013.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote by Internet or by Telephone, you do NOT need to mail back your Proxy Card

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETUN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of directors:	01 Stephen D. Chesebro’ 02 James A. Edmiston 03 Dr. Igor Effimoff 04 H. H. Hardee	05 Robert E. Irelan 06 Patrick M. Murray 07 J. Michael Stinson	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2013.	☐ For	☐ Against	☐ Abstain

3.	To approve, on an advisory basis, the compensation of the Company’s management.	☐ For	☐ Against	☐ Abstain

4.	To approve amendments that increase the number of shares of common stock available for issuance under our 2010 Long Term Incentive Plan by 1,025,000 and increase the number of shares that may be granted for certain awards	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐

Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and name of authorized officer signing the proxy.